UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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2020

Notice of Annual Meeting of Stockholders

& Proxy Statement

March 12, 2020

Dear Fellow Stockholder:

It is our pleasure to cordially invite you to attend the annual meeting of stockholders of Park Hotels & Resorts Inc. to be held on Friday, April 24, 2020 at 11:30 a.m., Eastern time, at 1775 Tysons Blvd, Tysons, Virginia 22102.

The past year was another transformative year for Park. In 2019, we successfully completed our strategic acquisition of Chesapeake Lodging Trust, expanding Park’s presence across several high-growth U.S. markets, gaining brand and operator diversification and further enhancing our overall portfolio quality. Complementing our acquisition of Chesapeake, the end of 2019 also marked the completion of our 22nd non-core asset disposition since Park’s spin-off as an independent public company. Finally, we continued to deliver strong operating performance by remaining laser-focused on executing our strategic initiatives of driving revenues and improving profitability by increasing our group business and implementing our margin improvement strategies.

As we continue to evolve, our commitment to environmental, social and governance (“ESG”) issues continues to strengthen. This year, Park published our second Annual Corporate Responsibility Report. For the first time, this report included disclosure using Global Reporting Initiative (GRI) Sustainability Reporting Guidelines, further enhancing the transparency and availability of our ESG-related data. Furthermore, we were excited to be recognized on Newsweek’s 2020 list of “America’s Most Responsible Companies” for our commitment to developing programs and initiatives that drive positive environmental and community impact.

At the annual meeting, you will be asked to (i) elect ten members to serve on our Board of Directors; (ii) approve, on an advisory (non-binding) basis, the compensation of our named executive officers; (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and (iv) conduct such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting. The 2020 Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide further information regarding these proposals.

We will be providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, beginning on or about March 12, 2020, we are mailing to many of our stockholders a Notice instead of a paper copy of this Proxy Statement and our 2019 Annual Report. On the date of the mailing of the Notice, all stockholders of record and beneficial owners on the record date will have the ability to access all of our proxy materials referred to in the Notice on the Internet website cited therein and in the accompanying Proxy Statement. These proxy materials will be available free of charge. The Notice also contains instructions on how to receive a paper copy of our proxy materials, including this Proxy Statement, our 2019 Annual Report and a Proxy Card or Voting Instruction Form (as applicable).

Your vote is important. The Board of Directors appreciates your continued support and, regardless of whether you plan to participate in the annual meeting, we hope that you will vote as soon as possible. Thank you for your continued interest and we look forward to seeing you at the annual meeting.

Sincerely,

Thomas J. Baltimore, Jr.
Chairman of the Board of Directors, President and Chief Executive Officer

Park Hotels & Resorts Inc. 1775 Tysons Blvd 7th Floor Tysons, VA 22102 +1 571 302 5757 Main

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are hereby invited to attend the 2020 annual meeting of stockholders of Park Hotels & Resorts Inc.

Date:	Friday, April 24, 2020
Time:	11:30 a.m., Eastern Time
Location:	1775 Tysons Blvd, Tysons, VA 22102

Items of Business:

•  To elect ten directors nominated by the Board of Directors to serve until the 2021 annual meeting of stockholders and until their successors have been duly elected and qualified (Proposal 1);

•  To consider and vote, on an advisory (non-binding) basis, on the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 2);

•  To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 3); and

•  To conduct such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date:	Stockholders of record as of the close of business on March 2, 2020 will be entitled to notice of and to vote at the 2020 annual meeting of stockholders and any adjournment or postponement of the annual meeting.

Voting:	The Board of Directors, on behalf of the Company, is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the 2020 annual meeting of stockholders. This 2020 Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March 12, 2020. You are requested, whether or not you plan to be present at the annual meeting, to vote, sign and promptly return your Proxy Card or Voting Instruction Form (as applicable). Alternatively, you may authorize a proxy to vote by telephone or the Internet. If you subsequently decide to vote at the meeting, information about revoking your proxy prior to the meeting is also provided.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas C. Morey
General Counsel and Secretary
March 12, 2020

VOTING CAN BE COMPLETED IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to the website address shown on your Proxy Card or Voting Instruction Form	BY MAIL If you received printed proxy materials, mark, sign, date and return the enclosed Proxy Card or Voting Instruction Form in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your Proxy Card or Voting Instruction Form and follow the recorded instructions	IN PERSON Vote at the annual meeting in Tysons, Virginia (if you are a record holder)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2020. This Proxy Statement and our 2019 Annual Report are available free of charge at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Our proxy materials, including our 2020 Proxy Statement and Proxy Card or Voting Instruction Form (as applicable), are first being distributed or made available, as the case may be, on or about March 12, 2020.

GENERAL

The Board of Directors (the “Board”) of Park Hotels & Resorts Inc. (“Park,” the “Company,” “we,” “us” and “our”) is soliciting proxies to be voted at its 2020 annual meeting of stockholders. The Proxy Statement provides the information stockholders need to know to vote by proxy or in person at the annual meeting. Stockholders do not need to attend the annual meeting in person in order to vote. If, at the close of trading on the New York Stock Exchange on March 2, 2020, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy via the Internet, by telephone or by mail. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date
April 24, 2020 at 11:30 a.m. (ET)	March 2, 2020

Location	Number of Shares of Common Stock Outstanding and Eligible to Vote at the Meeting as of the Record Date
1775 Tysons Blvd., Tysons, Virginia 22102	239,981,944 shares of common stock

VOTING MATTERS

Stockholders are being asked to vote on the following matters at the 2020 annual meeting of stockholders:

Board Recommendation

Proposal 1. Election of Directors (page 9)

The Board and the Nominating and Corporate Governance Committee believe that the combination of the qualifications, experiences, skills and attributes of the director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

FOR EACH NOMINEE

Proposal 2. Advisory Vote to Approve Compensation of Named Executive Officers (page 29)

Stockholders are being asked to cast a vote, on an advisory (non-binding) basis, to approve the compensation of the Company’s named executive officers, as described in this Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

FOR

Proposal 3. Ratification of the Appointment of Ernst & Young LLP (page 59)

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of our independent registered public accounting firm. The Audit Committee and the Board believe that the continued retention of Ernst & Young as the independent registered public accounting firm for the Company is in the best interests of the Company and its stockholders.

FOR

BUSINESS HIGHLIGHTS

The past year was another transformative year for Park. Just over three years ago, Park emerged as an independent, publicly traded company following its spin-off (referred to in this Proxy Statement as the “Spin-off”) from Hilton Worldwide Holdings Inc. (“Hilton”). Immediately following the Spin-off, Park launched several strategic initiatives, including an aggressive asset management effort to improve margins across our portfolio and a capital recycling initiative to dispose of non-core assets. In accordance with this strategy, as of December 31, 2019, we had successfully sold or otherwise disposed of 22 non-core assets for aggregate proceeds of more than $1.0 billion since the Spin-off, enhancing the overall quality of our portfolio while significantly reducing our exposure to international markets. Furthermore, in 2019, we successfully completed our strategic acquisition of Chesapeake Lodging Trust (“Chesapeake”), greatly expanding Park’s presence across several high-growth U.S. markets, diversifying our brand portfolio and further enhancing our overall portfolio quality. Meanwhile, our focus on the operational excellence of our portfolio contributed to an increase in the Company’s pro-forma comparable revenue per available room (or RevPAR) of 1.9% in fiscal year 2019 as compared to fiscal year 2018. Finally, we continued to deliver on our stated goal of providing superior stockholder value by returning over $420 million of capital to stockholders in fiscal year 2019, taking our total return of capital figure to approximately $2.3 billion since the Spin-off.

2019 BY THE NUMBERS

TOTAL REVENUES $2.844 BILLION	PRO-FORMA COMPARABLE REVENUE PER AVAILABLE ROOM $183.32 1.9% INCREASE YEAR-OVER-YEAR(1)	RETURNED TO STOCKHOLDERS Over $420 Million IN THE FORM OF CASH DIVIDENDS

(1)	For more information on the calculation of pro-forma comparable revenue per available room, see Financial Reporting Terms Annex included in this Proxy Statement.

For more information on our 2019 results and other related financial measures, see our 2019 Annual Report.

BOARD OF DIRECTORS NOMINEES AND COMMITTEES

			Committee Memberships
Name	Independent	Director Since	AC	CC	NCGC	Other Public Company Boards

Thomas J. Baltimore, Jr.	--	2016				2

Gordon M. Bethune (Lead Independent Director)	✓	2017				1

Patricia M. Bedient	✓	2017				2

Thomas D. Eckert	✓	2019				1

Geoffrey M. Garrett	✓	2017				--

Christie B. Kelly	✓	2016				2

Sen. Joseph I. Lieberman	✓	2017				--

Thomas A. Natelli	✓	2019				--

Timothy J. Naughton	✓	2017				1

Stephen I. Sadove	✓	2017				3

AC	Audit Committee	CC	Compensation Committee

NCGC	Nominating and Corporate Governance Committee		Chair of the Committee

CORPORATE GOVERNANCE

The Company is committed to good corporate governance, which helps us compete more effectively and build long-term stockholder value. At the time of the Spin-off, the Company’s amended and restated certificate of incorporation (“certificate of incorporation”), amended and restated by-laws (“by-laws”) and corporate governance policies were modeled after those in place at Hilton at the time of the Spin-off. In 2019, the Nominating and Corporate Governance Committee and the Board took affirmative steps to modify aspects of our corporate governance structure with the intention of promoting the long-term interests of our stockholders. Additionally, in 2019, the Board recommended and the stockholders approved at our 2019 annual meeting of stockholders certain amendments to our certificate of incorporation that further enhanced Park’s corporate governance. The corporate governance enhancements enacted in 2019 included the following:

•

Adopted Majority Voting/Director Resignation Policy: Requiring the votes cast for a director nominee’s election to exceed the votes cast against such nominee’s election in order for a nominee to be elected to the Board in an uncontested director election, and any nominee failing to receive a majority of votes cast must tender a resignation to the Board for consideration.

•

Adopted Proxy Access: Allowing a stockholder, or a group of up to 20 stockholders, who continuously owned an aggregate of at least 3% of our outstanding shares of common stock for at least three years to nominate director nominees constituting up to the greater of two nominees or 20% of the Board.

•

Reduced Stockholder By-law Amendment Threshold: Reducing the affirmative vote required for stockholders to amend our by-laws from 80% to a majority of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

•	Increased our Ownership Limit: Increasing the ownership limit for our common stock and preferred stock from 4.9% to 9.8%.

•

Reduced Threshold to Call Special Meetings: Reducing the threshold for stockholders to demand a special meeting be called from a majority to 25% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

•

“Opted Out” of Certain Delaware Anti-Takeover Protections: Opting out of Delaware’s anti-takeover protections that would limit the Company’s ability to engage in transactions with “interested stockholders.”

CORPORATE GOVERNANCE HIGHLIGHTS

2019

Board Independence

Independent Director Nominees
9 of 10

Fully Independent Board Committees
All

Lead Independent Director with Expansive Duties
Gordon M. Bethune

Board & Committee Meetings in Fiscal Year 2019

Full Board Meetings
9

Regular Executive Sessions of Independent Directors at Board & Committee Meetings

Audit Committee Meetings
5

Compensation Committee Meetings
3

Nominating and Corporate Governance Committee Meetings
2

Director Elections

Frequency of Board Elections
Annual

Voting Standard for Uncontested Elections
Majority

Proxy Access for Director Nominations

Ownership Threshold: **3%**

Holding Period: **3 years**

Nominees: **Greater of 2 or 20% of Board**

Group Formation: **Up to 20 stockholders**

Evaluating and Improving Board Performance

Board & Committee Evaluations
Annually

Aligning Director and Stockholder Interests

Meaningful Director Stock Ownership Guidelines
Yes

STOCKHOLDER ENGAGEMENT

During 2019, management engaged in discussions with stockholders who held approximately 50% of our total outstanding shares of common stock. During these discussions, stockholders were given the opportunity to share feedback on the Company’s operations, its financial performance, governance practices and policies and compensation framework and programs.

EXECUTIVE COMPENSATION HIGHLIGHTS

We are committed to maintaining the following policies and practices which we believe demonstrate our commitment to executive compensation best practices.

✓	Maintain a short-term incentive program that is performance oriented and is based on multiple, pre-defined Company performance metrics and individual performance objectives

✓	Use total stockholder return (“TSR”) as the sole performance metric for our performance share units that are tied to multi-year performance

✓	Maintain meaningful executive and independent director stock ownership policy

•	6x for our Chief Executive Officer

•	3x for other executive officers

•	5x annual cash retainer for directors

✓	Engage an independent compensation consultant

✓	Conduct an annual peer group review to ensure total compensation is properly benchmarked

✓	Offer limited perquisites

✓	Maintain an incentive compensation clawback policy, allowing the Company to recover annual and/or long-term incentive compensation in certain situations
✗	No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✗	No tax gross-ups upon a change in control

✗

No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✗	No pledging or hedging activities permitted by our executives and directors

✗	No plan design features that encourage excessive or imprudent risk taking

✗	No dividends on unearned performance stock units

COMMITMENT TO CORPORATE RESPONSIBILITY

We believe in our responsibility to be a good corporate citizen by striving to achieve a positive impact on the communities that we touch. Over the past three years since the Spin-off, we have continually evolved and expanded our ESG program. To help us measure our ESG program’s success, in 2018 we began publishing an Annual Corporate Responsibility Report, which focuses on Park’s initiatives to advance environmental and social progress. In September 2019, our second Annual Corporate Responsibility Report featured year-over-year portfolio measurements for key environmental metrics, such as greenhouse gas emissions, energy and water consumption and waste diversion. We further enhanced our ESG disclosure in 2019 by including a GRI Index in our report, facilitating the ability to compare our results with other organizations by providing our results in accordance with globally accepted and uniform categories.

Internally, we established a framework and increased resources dedicated to our ESG program. In order to clarify how we would like to respond to complex environmental and social challenges, we adopted an environmental policy, a human rights policy and a vendor code of conduct in January 2019. Furthermore, we created a cross-department Sustainability Committee, specifically tasked with coordinating and tracking our environmental and sustainability efforts as well as exploring new opportunities for Park to have a positive impact on the communities that we touch. Park looks forward to continuing to strengthen our ESG programs, and we are committed to sharing our progress.

PERFORMANCE HIGHLIGHTS

(Fiscal Year 2018 Results)

ACCOMPLISHMENTS AND RECOGNITIONS

For more information on our Corporate Responsibility initiatives, see our 2019 Annual Corporate Responsibility Report, which is available under the “Company—Responsibility” tab at http://www.pkhotelsandresorts.com.

PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

The Board currently consists of ten directors, each nominated for election at the 2020 annual meeting of stockholders to serve until the Company’s 2021 annual meeting of stockholders and until their successors have been duly elected and qualified. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board membership approved by our Board, and then was nominated by our Board.

Each of our nominees are currently directors on the Board. Seven of our directors joined the Board in December 2016 or January 2017 in connection with the Company’s Spin-off. One of our directors, Mr. Geoffrey M. Garrett, was originally elected as an independent director in June 2017 pursuant to a stockholder agreement with a former stockholder and remained on the Board when that agreement terminated in 2018. Our remaining two directors, Messrs. Thomas D. Eckert and Thomas A. Natelli, were appointed as directors in September 2019 immediately following the completion of the acquisition of Chesapeake pursuant to the terms set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated May 5, 2019, by and among certain Park parties and Chesapeake. A full description of the Merger Agreement is included in our Current Report on Form 8-K, filed with the SEC by the Company on May 6, 2019. Each of our current directors other than Messrs. Eckert and Natelli was elected by our stockholders at our last annual meeting.

Each of our nominees has agreed to be named in this Proxy Statement and to serve if elected. The Board anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by the Board ceases to be a candidate for election by the time of the 2020 annual meeting of stockholders, the proxies will be voted for the election of such other person as the Board may recommend.

VOTE REQUIRED

Under our by-laws, in an uncontested election, directors must be elected by a majority of all the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. There is no cumulative voting. Abstentions and broker non-votes (if any) are not counted as votes cast.

In addition, under our by-laws and Corporate Governance Guidelines, if a director nominee who is already serving as a director does not receive a majority of the votes cast, the director must tender his or her resignation to our Board and our Nominating and Corporate Governance Committee is required to consider all relevant factors and make a recommendation to the Board on whether to accept or reject the recommendation or take other action. The Board is required to take action with respect to this recommendation within 90 days following certification of the election results.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

DIRECTOR NOMINEES

Below is biographical information about the director nominees and their specific qualifications, experience, skills and attributes which led the Board and the Nominating and Corporate Governance Committee to conclude that they should be nominated to serve as directors of Park.

Thomas J. Baltimore, Jr., Age 56

Director Since: 2016; Chairman of the Board

Qualifications, Experience, Skills and Attributes: Mr. Baltimore’s knowledge of and extensive experience in various senior leadership roles in the lodging real estate industry provides the Board valuable industry-specific knowledge and expertise. In addition, Mr. Baltimore’s role as our President and Chief Executive Officer brings management perspective to Board deliberations and provides beneficial information about the status of our day-to-day operations.

Mr. Baltimore joined the Company in May 2016 and has served as our President and Chief Executive Officer and as a director and the Chairman of the Board since December 2016. Prior to joining the Company, Mr. Baltimore served most recently as the President and Chief Executive Officer of RLJ Lodging Trust (NYSE: RLJ) (“RLJ”), a lodging real estate investment trust (“REIT”), and as a member of its board of trustees from RLJ’s formation on January 31, 2011 until May 11, 2016. Prior to that, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 to 2011. During this time period, RLJ Development and affiliates raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 until 1998 and later as vice president of development and finance from 1999 until 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development. Mr. Baltimore currently serves on the board of directors of Prudential Financial, Inc. (NYSE: PRU), where he serves as Lead Independent Director, and on the board of directors of AutoNation, Inc. (NYSE: AN). Previously, Mr. Baltimore served on the board of directors of Duke Realty Corporation (NYSE: DRE) until April 2017, the board of trustees of RLJ until May 2016 and the board of directors of Integra Life Sciences Company (NASDAQ: IART) until August 2012. Mr. Baltimore is also a member of the National Association of Real Estate Investment Trusts (“NAREIT”) executive board. Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia.

Gordon M. Bethune, Age 78

Director Since: 2017; Lead Independent Director

Committees: Compensation, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Mr. Bethune brings to the Board his extensive public company directorship experience as well as his operations and management experience, including as chief executive officer of an airline.

Mr. Bethune has served as the Lead Independent Director since joining the Board in January 2017. Mr. Bethune worked for Continental Airlines, Inc. (now part of United Continental Holdings, Inc. (NYSE: UAL)) from February 1994 until December 2004, serving as Chairman from September 1996 until his retirement in December 2004, as Chief Executive Officer from November 1994 until December 2004 and as President and Chief Operating Officer from February 1994 until November 1994. Prior to his tenure at Continental, Mr. Bethune held senior management positions with The Boeing Company (NYSE: BA), Piedmont Airlines, Inc., Western Airlines, Inc. and Braniff Airlines. Mr. Bethune currently serves on the board of directors of Sprint Corporation (NYSE: S) and served on the board of directors of Prudential Financial, Inc. (NYSE: PRU) from 2005 until May 2016, Honeywell International Inc. (NYSE: HON) from 1999 until April 2016, Willis Towers Watson PLC (NASDAQ: WLTW) from 2004 until 2008, Continental from 1994 until 2004 and Sysco Corporation (NYSE: SYY) from 1999 until 2000. Mr. Bethune received his Bachelor of Science degree from Abilene Christian University in Dallas, Texas.

Patricia M. Bedient, Age 66

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Ms. Bedient brings to the Board her extensive financial and management experience, including service as a REIT chief financial officer. In addition, Ms. Bedient brings to the Board her public company directorship experience.

Ms. Bedient has served as a director on the Board since January 2017. Ms. Bedient most recently served as Executive Vice President for Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, from 2007 until her retirement in July 2016. Ms. Bedient also served Weyerhaeuser as Chief Financial Officer from 2007 until February 2016. Prior to that, Ms. Bedient served as Senior Vice President, Finance and Strategic Planning of Weyerhaeuser from 2006 until 2007 and as Vice President, Strategic Planning from 2003, when Ms. Bedient joined Weyerhaeuser, until 2006. A certified public accountant (“CPA”) since 1978, Ms. Bedient served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Arthur Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with that firm. Ms. Bedient currently serves on the board of directors of Alaska Air Group, Inc. (NYSE: ALK), where she serves as the Lead Independent Director, and Suncor Energy Inc. (NYSE: SU). Ms. Bedient received her Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from Oregon State University. She is a member of the American Institute of CPAs.

Thomas D. Eckert, Age 72

Director Since: 2019

Committee: Audit

Qualifications, Experience, Skills and Attributes: Mr. Eckert brings to the Board his extensive financial and leadership experience, including service as a chief executive officer of a publicly-traded REIT. In addition, Mr. Eckert brings to the Board his public company directorship experience.

Mr. Eckert has served as a director on the Board since September 2019. Mr. Eckert previously served at Capital Automotive Real Estate Services, Inc., a privately owned real estate company that owns and manages net-leased real estate for automotive retailers, as President and Chief Executive Officer from 2005 until 2011 and as Chairman of the board of directors from 2011 until 2014. Prior to that, Mr. Eckert served as President, Chief Executive Officer and a trustee of Capital Automotive REIT (Nasdaq: CARS) from its founding in 1997 until it was taken private in 2005. Prior to his tenure at Capital Automotive, Mr. Eckert served at Pulte Home Corporation, a U.S. homebuilder company, from 1983 until 1997. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert currently serves on the board of directors of NVR, Inc. (NYSE: NVR), where he serves as the chairman of the compensation committee. In addition, Mr. Eckert formerly served on the board of trustees of Chesapeake Lodging Trust (NYSE: CHSP) from 2010 until Park’s acquisition of Chesapeake; on the board of directors of Dupont-Fabros Technologies, Inc. (NYSE: DFT) from 2007 until 2017; as the Chairman on the board of directors of The Munder Funds, a $10 billion mutual fund group, from 2006 until 2014; on the board of trustees of The Victory Funds, a $20 billion mutual fund group, from 2014 until 2015; and on the board of trustees of Gramercy Property Trust from 2015 until 2018. Additionally, Mr. Eckert is currently an Emeritus Trustee of The College Foundation at the University of Virginia. Mr. Eckert received a Bachelor degree in Business Administration from the University of Michigan.

Geoffrey M. Garrett, Age 61

Director Since: 2017

Committee: Audit

Qualifications, Experience, Skills and Attributes: Mr. Garrett brings to the Board his extensive leadership and management experience, as well as a diverse perspective gained from serving as the dean of one of the most prominent business schools in the United States.

Mr. Garrett has served as a director of the Board since June 2017. Mr. Garrett currently serves as dean of the Wharton School of Business (“Wharton”) at the University of Pennsylvania. Prior to his appointment as dean of Wharton in 2014, Mr. Garrett served as the dean of the business school at University of New South Wales in Australia from January 2013 until June 2014 and the dean of the business school at the University of Sydney, Australia from January 2013 until December 2013. From 2008 until 2012, Mr. Garrett served as the Founding Chief Executive Officer and a Professor of Political Science at the United States Studies Centre in Sydney, Australia. Prior to that, Mr. Garrett served as President of the Pacific Council of International Policy in Los Angeles from 2005 until 2009 and the dean of the UCLA International Institute from 2001 until 2005. Mr. Garrett previously served as a professor at Oxford University, Stanford University, Yale University and as a member of the faculty in the Management Department at Wharton. Mr. Garrett received a Bachelor of Arts degree with Honors from the Australian National University and a Master of Arts and Doctor of Philosophy degrees from Duke University where he was a Fulbright Scholar.

Christie B. Kelly, Age 58

Director Since: 2016

Committees: Audit (Chair), Compensation

Qualifications, Experience, Skills and Attributes: Ms. Kelly brings to the Board financial and industry-specific expertise, including as chief financial officer of a REIT, as well as her public company directorship experience.

Ms. Kelly has served as a director on the Board since December 2016. Most recently, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle Incorporated (NYSE: JLL) (“JLL”), a publicly traded financial and professional services firm specializing in real estate, from July 2013 until September 2018. Prior to her tenure at JLL, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE) (“Duke”) from 2009 until June 2013. From 2007 until she joined Duke in 2009, Ms. Kelly served as Senior Vice President, Global Real Estate at Lehman Brothers, where she led real estate equity syndication in the United States and Canada. Prior to that, Ms. Kelly served at General Electric Company (NYSE: GE) from 1983 to 2007 in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. Ms. Kelly currently serves on the board of directors of Kite Realty Group Trust (NYSE: KRG), Realty Income Corporation (NYSE: O) and Gilbane, Inc., a private global development company. Ms. Kelly received her Bachelor of Arts degree in Economics from Bucknell University. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

Sen. Joseph I. Lieberman, Age 78

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Sen. Lieberman brings to the Board extensive public policy and government relations experience, including as U.S. Senator of the State of Connecticut, and legal experience in his current role as Senior Counsel.

Sen. Lieberman has served as a director on the Board since January 2017. Sen. Lieberman has been Senior Counsel at Kasowitz, Benson & Torres LLP, a national law firm focusing on complex commercial litigation, since 2013. Prior to joining Kasowitz, Sen. Lieberman, the Democratic nominee for Vice President of the United States in the 2000 presidential election, served 24 years in the U.S. Senate, retiring in January 2013 following the end of his fourth term. During his tenure in the U.S. Senate, Sen. Lieberman helped shape legislation in areas of public policy, including national and homeland security, foreign policy, fiscal policy, environmental protection, human rights, health care, trade, energy, cyber security and taxes. Sen. Lieberman served the U.S. Senate in many leadership roles, including as the Chairman of the Committee on Homeland Security and Government Affairs. Prior to being elected to the U.S. Senate, Sen. Lieberman served as the Attorney General of the State of Connecticut from 1983 until 1988. From 1970 until 1980, Sen. Lieberman also served in the Connecticut State Senate, including three terms as majority leader. Sen. Lieberman received his Bachelor of Arts degree in Political Science and Economics and his Juris Doctorate degree from Yale University.

Thomas A. Natelli, Age 59

Director Since: 2019

Committee: Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Mr. Natelli brings to the Board industry-specific experience in the real estate sector, as well as his public company directorship experience.

Mr. Natelli has served as a director on the Board since September 2019. Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company, since 1987. Additionally, Mr. Natelli has served as Principal of MargRock Entertainment, a music publishing and artist development and management services company, since 2007. Mr. Natelli is the immediate past chairman and has served on the board of the School of Engineering at Duke University since 2006. He has served on the President’s Council of Catholic Charities of Washington DC since 2014. Previously, Mr. Natelli served on the board of directors of Chesapeake Lodging Trust (NYSE: CHSP) from 2010 until Park’s acquisition of Chesapeake; on the board of directors of Highland Hospitality Corporation (NYSE: HIH) from 2003 until 2007; on the board of trustees of Suburban Hospital Healthcare System from 1993 until 2006; and on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) from 2001 until 2005. Mr. Natelli served as President of the Board of the Montgomery County Chamber of Commerce in 1993, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received his Bachelor of Science degree in Mechanical Engineering from Duke University in 1982.

Timothy J. Naughton, Age 58

Director Since: 2017

Committees: Nominating and Corporate Governance (Chair), Compensation

Qualifications, Experience, Skills and Attributes: Mr. Naughton brings to the Board industry-specific experience in the real estate sector, including as chief executive officer of a REIT, as well as his extensive public company directorship experience.

Mr. Naughton has served as a director on the Board since January 2017. Mr. Naughton currently serves as the Chairman, Chief Executive Officer and President of AvalonBay Communities, Inc. (NYSE: AVB) (“AvalonBay”), a REIT focused on multifamily communities. Mr. Naughton has served as Chairman of the board of directors of AvalonBay since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Joining AvalonBay’s predecessor entity in 1989, Mr. Naughton served as Chief Operating Officer of AvalonBay from 2001 until 2005, as Senior Vice President, Chief Investment Officer from 2000 until 2001 and as Senior Vice President and Vice President, Development and Acquisitions from 1993 until 2000. Mr. Naughton served on the board of directors of Welltower Inc. (NYSE: WELL) from 2013 until 2019, previously served on the executive board of NAREIT, is a member of The Real Estate Round Table, is a member and past Chairman of the Multifamily Council of the Urban Land Institute and is a member of the Real Estate Forum. Mr. Naughton received his Master of Business Administration from Harvard Business School and received his Bachelor of Arts degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Stephen I. Sadove, Age 68

Director Since: 2017

Committees: Compensation (Chair), Audit

Qualifications, Experience, Skills and Attributes: Mr. Sadove brings to the Board extensive operations and management experience, including as chief executive officer of a retailer, as well as his extensive public company directorship experience.

Mr. Sadove has served as a director on the Board since January 2017. Mr. Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove has also served as principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2014. From 2007 until 2013, Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated (“Saks”), an owner and operator of high-end department stores in the United States. Prior to that, Mr. Sadove served Saks as Vice Chairman from January 2002 until March 2004, as Chief Operating Officer from March 2004 until January 2006 and was named Chief Executive Officer in 2006. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, as President, Clairol from 1991 until 1996, as President, Worldwide Beauty Care from 1996 until 1997, as President, Worldwide Beauty Care and Nutritionals from 1997 until 1998 and as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care from 1997 until 2001. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he serves as the Lead Director, Aramark (NYSE: ARMK), where he is also Non-Executive Chairman of the Board, and Movado Group, Inc. (NYSE: MOV). Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016 and Ruby Tuesday, Inc. (NYSE: RT) until December 2017. Mr. Sadove received his Master of Business Administration degree with Distinction from Harvard Business School and received his Bachelor’s degree in Government from Hamilton College. He currently serves as the Chairman of the board of trustees of Hamilton College.

CORPORATE GOVERNANCE MATTERS

INTRODUCTION

Our Board believes that good corporate governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. The Board is responsible for providing advice and oversight of the strategic and operational direction of the Company and overseeing its executive management to support the long-term interests of the Company and its stockholders.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board is not classified and each of our directors is subject to re-election annually, and we do not intend to classify the Board in the future without the approval of our stockholders

•	under our by-laws and our Corporate Governance Guidelines, directors who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to the Board

•	our non-management directors meet regularly in executive sessions, and

•

we do not have a stockholder rights plan, and if the Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, the Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year.

CORPORATE GOVERNANCE ENHANCEMENTS

Corporate governance will continue to be a focus of the Company. The Company’s certificate of incorporation, by-laws and corporate governance policies were modeled after those in place at Hilton prior to the Spin-off. Until January 2019, the Company was subject to an agreement with Hilton entered into at the time of the Spin-off that restricted our ability to amend our certificate of incorporation and by-laws. Promptly following the expiration of that restriction in 2019, the Nominating and Corporate Governance Committee and Board began taking affirmative steps to modify aspects of our corporate governance structure with the intention of promoting the long-term interests of our stockholders.

As a result of those efforts, and in certain cases as approved by our stockholders during the 2019 annual meeting of stockholders, the following enhancements to our corporate governance policies were adopted in 2019:

•

Majority Voting/Director Resignation Policy. Our by-laws were amended to provide that in uncontested director elections each director nominee shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. This majority voting standard compliments the preexisting policy in our Corporate Governance Guidelines and by-laws that requires any director nominee in an uncontested election who fails to receive a majority of the votes cast to promptly tender his or her resignation to the Board for the Board’s consideration.

•

Proxy Access. Our by-laws were amended to provide proxy access, allowing a stockholder, or a group of up to 20 stockholders, who continuously owned an aggregate of at least 3% of our outstanding shares of common stock for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the number of directors then in office, provided that the stockholders and nominees otherwise satisfy the requirements in our by-laws.

•

Stockholder By-law Amendments. Our certificate of incorporation was amended to provide for the ability of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors to amend the Company’s by-laws.

•

Increased Ownership Limit. Our certificate of incorporation was amended to increase the common stock ownership limit and preferred stock ownership limit from 4.9% to 9.8%, which brings the Company’s ownership limit in line with the majority of its peers.

•

Reduced Threshold to Call Special Meetings. Our certificate of incorporation was amended to reduce the threshold required for stockholders to call a special meeting of the Company from a majority to 25% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

•

“Opted Out” of Certain Delaware Anti-Takeover Protections. Our certificate of incorporation was amended to expressly elect that the Company not be governed by the anti-takeover protections provided by Section 203 of the Delaware General Corporation Law.

STOCKHOLDER ENGAGEMENT

We believe that strong corporate governance practices should include regular outreach and conversations with our stockholders. During 2019, we conducted stockholder and investor outreach by presenting investor road shows, conducting analyst meetings and attending investor conferences and meetings. We regularly discuss our operations, financial performance, industry, governance and compensation matters with stockholders. During 2019, we engaged with stockholders who held approximately 50% of our outstanding shares of common stock to obtain meaningful feedback on their perception and understanding of our business, markets and industry as well as our governance practices and compensation framework.

BOARD LEADERSHIP STRUCTURE

Thomas J. Baltimore, Jr. serves as the Chairman of the Board, President and Chief Executive Officer. Gordon M. Bethune serves as our Lead Independent Director. The Board believes at this time that the use of the Lead Independent Director, together with a combined Chairman and Chief Executive Officer position, is an effective leadership structure. The Company’s Policy Regarding Board Leadership Structure is set forth below:

Our Board’s leadership structure consists of a Chairman of the Board (who is also our CEO), a Lead Independent Director and Committee Chairs. The Board believes that the Company is best served by having the same individual serve as both Chairman and CEO in order to facilitate strategic discussion at Board meetings based on the extensive familiarity of the Chairman and CEO with our business. The Board also believes that a strong Lead Independent Director function is an important part of our corporate governance. Accordingly, the Board has adopted Corporate Governance Guidelines which establish the responsibilities and authorities of the Lead Independent Director as follows:

•	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors

•	serving as a liaison between the Chair and the independent directors

•	approving information sent to the Board

•	approving meeting agendas for the Board

•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items

•	authorization to call meetings of the independent directors, and

•	ensuring that he/she be available, if requested by stockholders for consultation and direct communication.

Our Corporate Governance Guidelines require the independent directors to elect a Lead Independent Director on an annual basis. As well, our Board expects to periodically review the continued appropriateness of this Board leadership structure.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.

Our Board has affirmatively determined that each of Ms. Bedient, Mr. Bethune, Mr. Eckert, Mr. Garrett, Ms. Kelly, Sen. Lieberman, Mr. Natelli, Mr. Naughton and Mr. Sadove is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership.

BOARD COMMITTEES

Committee Membership

The Board maintains three standing committees comprised entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees is described in more detail below. The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Patricia M. Bedient	✓		✓

Gordon M. Bethune		✓	✓

Thomas D. Eckert	✓

Geoffrey M. Garrett	✓

Christie B. Kelly	Chair	✓

Sen. Joseph I. Lieberman	✓		✓

Thomas A. Natelli			✓

Timothy J. Naughton		✓	Chair

Stephen I. Sadove	✓	Chair

Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the adequacy and integrity of the Company’s financial reporting processes and procedures; the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements and the Company’s enterprise risk management program; the independent auditor’s appointment, qualification, independence, work and retention; and the scope, approach, performance and results of the independent auditors and the Company’s internal audit function. The duties and responsibilities of our Audit Committee are more fully described in our Audit Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Board has determined that each of the members of the Audit Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular. The Board has also determined that each of the members of the Audit Committee is financially literate within the meaning of the NYSE listing standards and that Mmes. Bedient and Kelly and Mr. Eckert qualify as “audit committee financial experts” as defined under applicable Securities and Exchange Commission (“SEC”) rules and regulations.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to compensation matters, including with respect to the compensation of the Company’s executive officers. The Compensation Committee has responsibility for overseeing the goals, objectives, compensation and benefits of our executive officers; our overall compensation structure, policies and programs; making recommendations to the Board with respect to director compensation; and our compliance with applicable legal and regulatory requirements. The duties and responsibilities of our Compensation Committee are more fully described in our Compensation Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

Pursuant to the Compensation Committee Charter, and subject to compliance with applicable laws of our state of jurisdiction, the Compensation Committee may not delegate its authority to approve executive compensation or grant equity awards to directors or executive officers of the Company, except to subcommittees comprised solely of Compensation Committee members. The Compensation Committee also has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. A more detailed discussion of the Compensation Committee’s use of outside advisors with respect to 2019 compensation matters is provided under the caption “Compensation Discussion and Analysis—Role of Compensation Consultant.”

The Board has determined that each of the members of the Compensation Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and compensation committees in particular.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to advise the Board concerning appropriate composition of the Board and its committees. The Nominating and Corporate Governance Committee has responsibility for, among other things, identifying and recommending to the Board candidates for election to our Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us and overseeing Board evaluations. The duties and responsibilities of our Nominating and Corporate Governance Committee are more fully described in our Nominating and Corporate Governance Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined in our Corporate Governance Guidelines and the NYSE listing standards.

MEETINGS

The Board discharges its responsibilities through regularly scheduled meetings, special meetings, actions taken by unanimous written consent and other communications with management as appropriate. Our Corporate Governance Guidelines currently provide that all directors are expected to make every effort to attend any meeting of stockholders.

Mr. Baltimore is invited to attend meetings of the Board committees, but he does not have a vote on any committee matter. The Board and the Board committees regularly meet in executive sessions, at which no management representative is present. During 2019, the Board held nine meetings, the Audit Committee held five meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee held two meetings. During 2019, each of our director nominees attended at least 75% of the aggregate of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she serves during his or her period of service as a director. Seven of our eight directors then serving attended the 2019 annual meeting of stockholders in person.

CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines are reviewed from time to time by the Nominating and Corporate Governance Committee and revised as it considers appropriate, upon recommendation to and approval by the Board. Our Corporate Governance Guidelines is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

CODE OF CONDUCT

The Board has adopted a Code of Conduct, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. Any substantive amendment to, or waivers from, certain provisions of our Code of Conduct for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions or any director will be posted on the Company’s website, at the address and location specified above.

The Company also maintains a Whistleblower Policy that establishes procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters or practices that may include or result in any such questionable accounting or auditing matters.

RISK MANAGEMENT OVERSIGHT

The Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. Our Corporate Governance Guidelines currently provide as follows with respect to risk oversight:

The Board exercises direct oversight of strategic risks to the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, the Company’s compliance with legal and regulatory requirements and the Company’s enterprise risk management program and receiving reports from the Company’s officers. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and succession planning. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance.

BOARD OVERSIGHT OF MANAGEMENT SUCCESSION PLANNING

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. Our Compensation Committee is required under its charter to oversee the evaluation of the Company’s executive officers, including the nature and frequency of the evaluation process. As well, the Compensation Committee is required to coordinate succession planning as it relates to the Chief Executive Officer. At least annually, our Board receives an update on the Company’s multi-faceted approach to improving the capabilities of our existing leaders and nurturing our next generation of high-performers. The Company’s development programs include a continuous feedback and review process, a manager development series, lunch & learn sessions and executive mentors. Additionally, the Company selects approximately four or five high-performing leaders from within the organization each year to participate in a formal and intensive Leadership Development Program that lasts for six months. It is the Company’s intention that these various programs will ensure continuity of leadership over the long term and form the basis on which the Company may make ongoing leadership assignments.

BOARD CANDIDATE QUALIFICATION AND SELECTION PROCESS

When evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers the factors set forth in our Corporate Governance Guidelines, as amended from time to time. Our Corporate Governance Guidelines currently provide as follows:

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be set forth in any agreement or arrangement to which the Company is party. The Nominating and Corporate Governance Committee may consider:

a.

relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board; and

b.

all other factors it considers appropriate, which may include existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

The Board should monitor the mix of skills and experience of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively.

The Nominating and Corporate Governance Committee expects to identify potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. The Nominating and Corporate Governance Committee may also retain and compensate third parties, including executive search firms, to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The Nominating and Corporate Governance Committee expects to consider current Board members by balancing the value of the director’s continuity of service and familiarity with the Company with that of obtaining a new perspective. The Nominating and Corporate Governance Committee also expects to consider each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. If any existing director does not want to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a director, the Nominating and Corporate Governance Committee will identify and evaluate new candidates based on the qualifications set forth in our Corporate Governance Guidelines. Prior to recommending a new candidate to the Board, the Nominating and Corporate Governance Committee will (i) request that one or more of its members (or other members of the Board) interview the candidate, (ii) conduct an appropriate review of the background of the candidate and (iii) discuss the candidate. Once the Nominating and Corporate Governance Committee selects a slate of Board candidates, it will present and recommend the slate to the full Board. The Nominating and Corporate Governance Committee will evaluate candidates for nomination for election to the Board recommended by stockholders on a substantially similar basis as it considers other nominees.

STOCKHOLDER NOMINATIONS AND RECOMMENDATIONS FOR BOARD NOMINATIONS

The Nominating and Corporate Governance Committee will accept for consideration qualified candidates properly recommended by stockholders. Stockholders who wish to recommend qualified candidates must do so by notifying the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s executive offices as set forth in the Company’s periodic reports, of a recommended director candidate. Submissions may be by mail, overnight courier or personal delivery. E-mail submissions will not be considered. In order to ensure meaningful consideration of candidates, notice must be received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders. In the event that the annual meeting date is advanced by more than 20 calendar days or delayed by more than 70 calendar days from the anniversary date of the previous year’s meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth as to each recommended candidate all information required under our by-laws and any other information relating to the recommended candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the recommended candidate’s written consent to being named in the Company’s proxy statement as a nominee and to serving as a director if elected. The Company may require any recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director, as well as a consent to be interviewed by the Nominating and Corporate Governance Committee.

Submissions received through this process will be forwarded to the Nominating and Corporate Governance Committee for review. Only those nominees whose submissions comply with these procedures and who satisfy the qualifications determined by the Nominating and Corporate Governance Committee for directors of the Company will be considered by the Nominating and Corporate Governance Committee. Acceptance of a recommendation for consideration does not imply the Nominating and Corporate Governance Committee will nominate or recommend for nomination the recommended candidate. Nominees for director who are recommended by stockholders will be evaluated in the same manner as any other nominee for director. In addition, stockholders may nominate directors for election to the board by following the procedures in our by-laws, as described below under “Other Matters—Stockholder Proposals for 2021 Annual Meeting.”

Stockholders who would like to nominate a candidate for director by providing advance notice of the nomination pursuant to our by-laws must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

PROXY ACCESS

In February 2019, our Board adopted amended and restated by-laws which include a proxy access provision to permit a stockholder, or a group of up to 20 stockholders, meeting specified eligibility requirements, to nominate and include director candidates constituting up to the greater of two nominees or 20% of the number of directors then in office in the Company’s proxy materials for any annual meeting of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned 3% or more of the Company’s outstanding common stock continuously for at least three years

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director candidates in the Company’s proxy materials and provide other required information to the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting).

Stockholders who would like to nominate a candidate for director via proxy access must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

DIVERSITY POLICY

In April 2017, the Board adopted a Policy Regarding Diversity as a Consideration for Board Nominations. Pursuant to this policy, the Nominating and Corporate Governance Committee and Board consider diversity – in terms of age, experience, industry, gender and ethnicity—to be an important factor in the consideration of candidates for nomination to the Board. However, no new candidates have been nominated for the Board since the adoption of this policy (other than Mr. Garrett, who was originally nominated by a large former stockholder pursuant to a then-existing stockholder agreement, and Messrs. Eckert and Natelli, who were both originally nominated pursuant to and in accordance with the terms of the Merger Agreement with Chesapeake). As a result, the Board has not yet had an opportunity to evaluate the effectiveness of this policy.

POLICY REGARDING STOCKHOLDER RIGHTS PLANS

The Board affirms as a matter of corporate policy that it will not authorize or adopt any stockholder rights plan or similar plan or agreement without the prior approval of the Company’s stockholders, unless any such plan or agreement would be submitted to the Company’s stockholders to be ratified or, in the absence of such stockholder approval or ratification, would expire within one year of its adoption.

COMMUNICATIONS WITH THE BOARD

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with our Lead Independent Director, the chairperson of the Audit, Compensation or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, Virginia 22102, who will forward all such communication to the appropriate party.

DIRECTOR COMPENSATION

COMPENSATION PROGRAM

Introduction

Our director compensation program is designed to compensate independent, non-employee directors fairly for work required for a company of our size, complexity and scope and to align their interests with the interests of our stockholders. The program reflects our desire to attract, retain and use the expertise of highly-qualified people serving on our Board. In considering and ultimately recommending the compensation for our non-employee directors, the Compensation Committee reviewed and considered peer data and analysis and recommendations from the Compensation Committee’s independent compensation consultant.

Program Details

Our independent directors receive director compensation for the period from the annual meeting at which they are elected until the next annual meeting. For the 2019-2020 period, our annual compensation program for independent directors was as follows:

•	cash retainer of $80,000 ($115,000 in the case of the Lead Independent Director)

•	additional cash retainer for serving on committees or as committee chairperson as follows:

o	$7,500 for serving as a member (other than the chairperson) of the Audit Committee, the Compensation Committee and/or the Nominating and Corporate Governance Committee

o	$25,000 for the chairperson of the Audit Committee

o	$20,000 for the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee, and

•	equity award of $140,000 in the form of restricted stock, which generally vests on the date of the next annual meeting of stockholders that follows the grant date.

Our Chairman and Chief Executive Officer does not receive any additional compensation for serving as a director. On April 26, 2019, each independent director (other than Messrs. Eckert and Natelli, who each joined our Board in September 2019) received a grant of restricted stock in an amount equal to the annual equity award for the service period from April 27, 2019 until April 24, 2020, the date of our 2020 annual meeting. On September 18, 2019, each of Messrs. Eckert and Natelli received a grant of restricted stock in an amount equal to a pro rata portion of the annual equity award for the service period from September 18, 2019 (the date that each was elected to the Board) until April 24, 2020. Our directors, as holders of restricted stock, will receive dividends on such restricted stock at the same time that regular dividend payments are made on the Company’s common stock. We do not expect any changes to the director compensation program for the 2020-2021 period. The next equity award grant to our independent directors is expected to be made on the date of our 2020 annual meeting of stockholders and will represent the directors’ annual grant for their services as a director until the 2021 annual meeting of stockholders.

All cash retainers will be paid to each independent director in quarterly installments. Any independent director may elect to receive 100% of his or her cash Board fees in fully vested shares of the Company’s common stock of an equivalent value, which have a grant date that is five business days before the regular quarterly payment date of such cash fees. Additionally, all of our directors will be reimbursed for reasonable travel and related expenses associated with attendance at our Board or committee meetings.

Program Rationale

The Company is the second-largest lodging REIT in the United States and was spun-off as a separate public company from Hilton to own complex lodging real estate held by Hilton in many instances for decades. In recommending director compensation, the Compensation Committee considered the complexity of issues overseen by the Board that are not commensurate with smaller, less complex lodging REITs. In particular, the Compensation Committee considered the following when determining the appropriate level of director compensation –

•

the complexity of matters that arise from the Company’s recent origin from a “propco/opco” Spin-off from Hilton, including commercial, governance and tax matters that require ongoing Board awareness and attention

•	the sophistication of the Company’s portfolio, including joint venture and ground-leased assets, and

•

the potential for substantial transactions in the future (including additional complex portfolio dispositions, mergers or portfolio acquisitions) requiring substantial Board attention in order to effect meaningful portfolio transformation and growth for Park – and the related time commitment and expertise to advise on such transactions and related integration matters.

As a result, the Company’s director compensation was last adjusted in April 2018 in recognition of the amount of time and attention required of Board members in order for them to fulfill their responsibilities to the Company. In 2019, the Company acquired Chesapeake, which was a significant example of the type of transactional work expected by the Company’s directors to meaningfully affect Park’s transformation and growth.

STOCK OWNERSHIP POLICY

To align the interests of directors with stockholders, the Board has adopted a requirement that each of our independent directors will be required to own stock in an amount equal to five times his or her annual cash retainer. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying unvested time-vesting restricted stock, and shares held under a deferral or similar plan. Independent directors are expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

DIRECTOR TRAVEL

In order to encourage our independent directors to better understand our hotel assets and provide feedback on our portfolio, our independent directors are entitled to up to 30 complimentary room nights per calendar year (including associated room taxes and fees) at properties owned by the Company for their own use or use by family members accompanying them. Direct, incremental costs of the director’s room stay charge (i.e., the cost of cleaning the room daily) are considered compensatory to the director and the Company does not provide tax gross-ups to the directors with respect to these benefits.

DIRECTOR COMPENSATION FOR 2019

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2019. Mr. Baltimore is compensated as an executive officer and did not receive any compensation from the Company for serving as a director during fiscal year 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Patricia M. Bedient	94,942	139,981	--	234,923
Gordon M. Bethune	130,000	139,981	45	270,026
Thomas D. Eckert	24,411	84,383	--	108,794
Geoffrey M. Garrett	87,500	139,981	450	227,931
Christie B. Kelly	112,442	139,981	--	252,423
Sen. Joseph I. Lieberman	95,000	139,981	1,665	236,646
Thomas A. Natelli	24,411	84,383	--	108,794
Timothy J. Naughton	107,460	139,981	--	247,441
Stephen I. Sadove	107,460	139,981	360	247,801
(1)

For Messrs. Eckert and Natelli, the amounts shown in the Fees Earned or Paid in Cash column represent the pro rata portion of the annual cash retainers paid to directors in fiscal year 2019 for Board and committee service for the service period from September 18, 2019 until December 31, 2019. The following directors elected to receive all or a portion of their respective cash compensation in the form of fully vested shares of the Company’s common stock, which election resulted in the following number of fully vested shares being granted during fiscal year 2019: Ms. Bedient, 3,428; Ms. Kelly, 4,060; Mr. Naughton, 3,880; and Mr. Sadove, 3,880, which number of shares were determined using the closing price of Park’s common stock on the NYSE on the applicable grant date.

(2)

Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of each director’s restricted stock award granted in fiscal year 2019, computed in accordance with Financial Accounting Standards Board and Accounting Standards Codification (“FASB ASC”) Topic 718. The grant date fair value of such awards is determined using the fair value of the underlying common stock on the grant date. As of December 31, 2019 each of our non-employee directors, other than Messrs. Eckert and Natelli, held 4,395 restricted shares. Messrs. Eckert and Natelli’s restricted stock award was prorated based on time of service from September 18, 2019 until April 24, 2020 and each held 3,243 restricted shares.

(3)	Amounts shown in the All Other Compensation column reflect the complimentary rooms, valued at the incremental cost to Park of the hotel room stay, for directors staying at properties owned by Park.

EXECUTIVE OFFICERS

EXECUTIVE OFFICER BIOGRAPHIES

Set forth below is certain information regarding each of our current executive officers as of March 2, 2020, other than Mr. Baltimore, whose biographical information is presented under “Proposal 1: Election of Directors—Director Nominees.”

Name	Age	Position
Thomas J. Baltimore, Jr.	56	President and Chief Executive Officer
Sean M. Dell’Orto	45	Executive Vice President, Chief Financial Officer and Treasurer
Carl A. Mayfield	56	Executive Vice President, Design and Construction
Thomas C. Morey	48	Executive Vice President and Chief Investment Officer
Jill C. Olander	46	Executive Vice President, Human Resources

Sean M. Dell’Orto has served as our Executive Vice President, Chief Financial Officer and Treasurer since December 2016. Prior to joining the Company, Mr. Dell’Orto served as Senior Vice President, Treasurer of Hilton Worldwide Holdings Inc. (NYSE: HLT), a global hospitality company, from September 2012 until December 2016. Prior to that, Mr. Dell’Orto served as Vice President, Corporate Finance of Hilton from February 2010 to September 2012, leading corporate forecasting and capital markets activities including debt fundraising and refinancing, loan workouts and modifications, strategic planning and debt compliance. Prior to his tenure at Hilton, Mr. Dell’Orto held similar management roles at Barceló Crestline Corporation and Highland Hospitality Corporation. Mr. Dell’Orto received his Bachelor of Science degree from University of Virginia and his Master of Business Administration degree from the Wharton School, University of Pennsylvania. Mr. Dell’Orto served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017. Mr. Dell’Orto currently serves on the board of directors for the University of Virginia Foundation.

Carl A. Mayfield has served as our Executive Vice President, Design and Construction since September 2018. Prior to joining the Company, Mr. Mayfield served most recently as the Senior Vice President of Design & Construction at RLJ Lodging Trust (NYSE: RLJ), a lodging REIT, and RLJ Development, LLC from February 2004 to September 2018. Prior to his tenure at RLJ, Mr. Mayfield served as the Project Executive for Georgetown University’s $300 million, mixed-use campus expansion project and held senior positions representing Washington Sports and Entertainment and The World Bank. Mr. Mayfield received his Bachelor of Science degree in Civil Engineering from University of Delaware and his Master of Science degree in Real Estate Development from Johns Hopkins University. Mr. Mayfield currently serves on the board of directors of the American Red Cross of the National Capital Region and the Montgomery County Boys and Girls Club. He is also an executive mentor to graduate students at the Georgetown University McDonough School of Business.

Thomas C. Morey joined the Company in August 2016 and has served as our Executive Vice President and Chief Investment Officer since January 2020. From December 2016 until February 2018, he served as our Senior Vice President, General Counsel and Secretary, and from February 2018 to January 2020 he served as our Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Morey served as Senior Vice President and General Counsel of Washington Real Estate Investment Trust, a multifamily, office and retail REIT, from October 2008 until July 2016. Prior to that, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells US LLP), where he focused on capital markets transactions, mergers and acquisitions, strategic investments and general business matters for national and regional lodging, residential, office, retail and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a former member of the board of directors of the Maryland Chamber of Commerce and also previously served on the Executive Committee of the Maryland Chamber of Commerce. Mr. Morey received his Bachelor of Arts degree from Princeton University and his Juris Doctor degree from Duke Law School. Mr. Morey served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017. Mr. Morey currently continues to serve as our General Counsel on an interim basis until his successor is appointed.

Jill C. Olander has served as our Executive Vice President, Human Resources since February 2018 and, prior to that, as our Senior Vice President, Human Resources from January 2017 until February 2018. Prior to joining the Company, Ms. Olander served as Vice President, Human Resources Consulting with Hilton (NYSE: HLT), a global hospitality company, from July 2013 until December 2016. Prior to that, Ms. Olander served as Senior Director of Human Resources Consulting with Hilton from April 2010 to July 2013. Prior to that, she served as Vice President of Human Resources for Allied Capital (acquired by Ares Capital Management in 2010), a private equity investment firm and mezzanine capital lender, from April 2006 to January 2010. Previously, Ms. Olander also held various Human Resources management roles at Chevy Chase Bank (now Capital One Bank), Deloitte & Touche and Capital One Financial. Ms. Olander received her Bachelor of Science degree from Vanderbilt University.

There are no family relationship among any of our directors or executive officers.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

INTRODUCTION

We are asking stockholders to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as required by Section 14A of the Exchange Act, and related SEC rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

The Company has in place a comprehensive executive compensation program. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program, practices and philosophy. The Compensation Committee intends to continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic developments affecting executive compensation.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

“RESOLVED, that the holders of common stock of Park Hotels & Resorts Inc. approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the Proxy Statement.”

As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

VOTE REQUIRED

Under our by-laws, approval of the say-on-pay proposal requires the affirmative vote of a majority of all the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “FOR” or “AGAINST” and will have no effect on the result of this vote.

Our current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders. Accordingly, we anticipate that the next such vote will occur at the 2021 annual meeting of stockholders.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

After the completion of the Spin-off on January 3, 2017, the Compensation Committee (in this section, the “Committee”) undertook a careful review of our business and competitive environment and began a comprehensive effort to develop a new executive compensation program for the Company. To assist with that effort, the Committee engaged FPL Associates L.P. (“FPL”), a compensation consultant with substantial experience working with REITs. In developing the Company’s executive compensation program, the Committee established goals of:

•	creating programs that align the interests of our executives with those of our stockholders to maximize stockholder value

•	properly motivating management to balance short-term objectives with long-term value creation to stockholders; and

•	attracting and retaining the best executive talent by remaining competitive with programs that executives may be offered by other potential employers in the marketplace in which we compete for talent.

Following the completion of this process, the Committee adopted and approved the Company’s executive compensation program. After reviewing the function and results of the executive compensation program, the Committee determined in January 2019 that the program continued to fit the needs of the Company and did not implement changes to its overall structure for fiscal year 2019. In February 2020, the Committee approved certain modifications to the structure of the executive compensation program effective for fiscal year 2020. See the section below entitled “—Compensation Changes for Fiscal Year 2020” for a description of the approved modifications.

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the compensation for each of Park’s named executive officers (“NEOs”) under the executive compensation programs adopted by the Committee. For fiscal year 2019, our NEOs were:

Thomas J. Baltimore, Jr.	Chairman of the Board, President and Chief Executive Officer

Sean M. Dell’Orto	Executive Vice President, Chief Financial Officer and Treasurer

Carl A. Mayfield(1)	Executive Vice President, Design and Construction

Thomas C. Morey(2)	Executive Vice President and Chief Investment Officer

Matthew A. Sparks(2)	Former Executive Vice President and Chief Investment Officer

(1)

Mr. Mayfield is a “named executive officer” of the Company for the first time in fiscal year 2019 and therefore, in accordance with SEC rules, only fiscal year 2019 compensation information is presented throughout this CD&A for Mr. Mayfield.

(2)

Mr. Morey was appointed Executive Vice President and Chief Investment Officer of the Company effective immediately following the departure of Mr. Sparks on January 15, 2020. During all of fiscal year 2019, Mr. Morey served as Executive Vice President, General Counsel and Secretary of the Company and Mr. Sparks served as Executive Vice President and Chief Investment Officer. Mr. Morey also currently continues to serve as General Counsel on an interim basis until his successor is appointed.

COMPANY PERFORMANCE HIGHLIGHTS

During 2019, we continued to effectively execute on Park’s stated initiatives of delivering solid results for the Company, as follows:

•

We completed our $2.5 billion acquisition of Chesapeake, a transaction which we believe is accretive to both earnings and our portfolio quality with the potential of enhancing the long-term growth profile of our Company. The below charts illustrate the transformative effects achieved as a result of the acquisition:

Park Prior to Chesapeake Acquisition	Park Following Chesapeake Acquisition

•

We successfully sold eight non-core assets for approximately $500 million and terminated the ground lease at the Hilton Sheffield, greatly improving the overall quality of our portfolio while lowering our exposure to international markets.

•	Our focus on the operational excellence of our portfolio contributed to an increase in the Company’s pro forma comparable RevPAR of 1.9% in fiscal year 2019 as compared to fiscal year 2018.
•

We delivered on our stated goal of providing superior stockholder value by returning over $420 million of capital to stockholders in the form of regular cash dividends, taking our total return of capital figure to approximately $2.3 billion since the Spin-off when taking into account our dividends and our buyback of stock from a former significant stockholder completed in fiscal year 2018.

Since our Spin-off, Park has shown strong total stockholder return as compared to the other companies on the FTSE NAREIT Lodging Resorts Index that have a market capitalization in excess of $1 billion (see Total Stockholder Return—Spin-off through 2019 chart below). Despite a disappointing total stockholder return in 2019 (see Total Stockholder Return—2019 chart below), we remain confident that by maintaining our focus on our key priorities, which includes the continued realization of synergies with the Chesapeake portfolio and the de-leveraging of our balance sheet, we will be able to create sustained, long-term value and returns for our stockholders.

*	Source: FactSet data as of December 31, 2019.

For more information on our 2019 results and other related financial measures, see our 2019 Annual Report.

EXECUTIVE COMPENSATION KEY ATTRIBUTES

Set forth below is a summary of some of the key attributes that define our executive compensation program.

✓	Maintain a short-term incentive program that is performance oriented and is based on multiple, pre-defined Company performance metrics and individual performance objectives

✓	Use total stockholder return as the sole performance metric for our performance share units that are tied to multi-year performance

✓	Maintain meaningful executive and independent director stock ownership policy

•	6x for our Chief Executive Officer
•	3x for other executive officers
•	5x annual cash retainer for directors

✓	Engage an independent compensation consultant

✓	Conduct an annual peer group review to ensure total compensation is properly benchmarked

✓	Offer limited perquisites

✓	Maintain an incentive compensation clawback policy, allowing the Company to recover annual and/or long-term incentive compensation in certain situations
✘	No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✘	No tax gross-ups upon a change in control

✘

No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✘	No pledging or hedging activities permitted by our executives and directors

✘	No plan design features that encourage excessive or imprudent risk taking

✘	No dividends on unearned performance stock units

COMPENSATION PROCESS AND PHILOSOPHY

Our executive compensation programs are designed and administered under the direction and control of the Committee. The Committee is comprised solely of independent directors who review and approve our overall executive compensation programs and practices and set the compensation of our executive officers. In determining compensation for our executive officers, other than our Chief Executive Officer, the Committee considers, among other things, the recommendations of our Chief Executive Officer. The Committee is, however, solely responsible for making the final decisions on compensation for the Chief Executive Officer and other executive officers.

The Company’s executive compensation programs strive to achieve the following philosophy, principles and business objectives:

•	To align the interests of our executives with those of our stockholders to maximize stockholder value
•	To attract and retain top talent
•	To reinforce our business objectives and the Company’s values
•	To motivate management to balance short-term objectives with long-term value creation to the stockholders, and
•	To provide competitive compensation to management based on the marketplace in which the Company competes for talent.

ROLE OF COMPENSATION CONSULTANT

In 2017, following the Spin-off, the Committee engaged the services of FPL as its independent compensation consultant. FPL provides the Committee with advice and resources to help it assess the effectiveness of the Company’s executive compensation strategy and programs. A representative of FPL typically attends meetings of the Committee and communicates with the Committee Chair between meetings. FPL reports directly to the Committee, and the Committee has the sole power to terminate or replace FPL at any time. The Committee assessed the independence of FPL in 2019 in accordance with the applicable rules of the SEC and the NYSE. After considering the foregoing, the Committee determined that it was appropriate to engage FPL as its independent compensation consultant.

During 2019, FPL did not work for management and did not receive any compensation from the Company other than for its work in advising the Committee.

USE OF PEER GROUP DATA

The Committee uses compensation data compiled from Park’s peer groups of companies for benchmarking purposes. The Committee reviews such data annually. As well, the Committee updates, as necessary and upon recommendation of FPL, the companies in our peer groups. Traditionally, companies compare their compensation practices and performance against the performance of a single group of companies whose business model and industry are relatively similar to those of the company. However, in recognition of the size and complexity of the Company, the Committee, at FPL’s recommendation, determined that it would be appropriate to utilize two peer groups — one for size and one for the lodging industry — in designing and administering the Company’s compensation programs.

In January 2019, the Committee approved the 13-company size-based peer group and a 10-company lodging REIT-based peer group set forth below. The size-based peer group took into account comparability in size in terms of market/total capitalization and similar revenue streams (i.e., generally real estate businesses with short-term “lease/rental” durations). The lodging REIT-based peer group includes REITs with a strategic focus on hotel assets. The Committee expects to continue to annually review the composition of our peer groups and make changes when appropriate.

Size-Based Peer Group		Lodging REIT-Based Peer Group

Apartment Investment and Management Company	JBG SMITH Properties	Apple Hospitality REIT, Inc.	Pebblebrook Hotel Trust

Apple Hospitality REIT, Inc.	LaSalle Hotel Properties	Chesapeake Lodging Trust	RLJ Lodging Trust

Camden Property Trust	RLJ Lodging Trust	DiamondRock Hospitality Company	Ryman Hospitality Properties, Inc.

Extra Space Storage Inc.	Ryman Hospitality Properties, Inc.	Host Hotels & Resorts, Inc.	Sunstone Hotel Investors, Inc.

Federal Realty Investment Trust	Sunstone Hotel Investors, Inc.	LaSalle Hotel Properties	Xenia Hotels & Resorts, Inc.

Host Hotels & Resorts, Inc.	Wyndham Worldwide Corporation

Hyatt Hotels Corporation

The size-based peer group has been utilized in designing pay programs calculated to attract and retain key employees in recognition of the greater responsibilities involved in managing a company of our size and complexity. The lodging REIT-based peer group has been utilized to assess Company executive compensation practices against other lodging REITs. We believe the peer group companies represent the size and industry with which we currently compete for executive talent. The peer group companies also include many of our principal business peers.

FPL’s benchmarking compared the compensation of our executive officers based on base salary and total target compensation (including base salary, target short-term annual incentive compensation and an annualized long-term incentive compensation) with that of executive officers of similar titles and job roles across the peer companies. The Committee considered and expects to continue to consider the amount and mix of base and variable compensation by referencing, for each executive officer position, the prevalence of each element and the level of compensation that is provided in the market based on FPL’s comparison analysis.

In January 2020, the Committee again reviewed the composition of our size-based peer group and our lodging REIT-based peer group. Based on the recommendation of FPL, the Committee approved the addition of CubeSmart to, and the removal of ExtraSpace Storage Inc. from, the size-based peer group due to CubeSmart’s closer alignment with the size of Park. Additionally, the Committee approved the removal of LaSalle Hotel Properties from both the size-based and lodging REIT-based peer groups due to its acquisition by Pebblebrook Hotel Trust in November 2018. Finally, the Committee determined to keep Chesapeake in the lodging REIT-based peer group set by the Committee in January 2020, notwithstanding the acquisition of Chesapeake by Park, since relevant data from Chesapeake’s 2019 proxy statement, related to Chesapeake as a stand-alone company prior to its acquisition by Park, is available.

ROLE OF EXECUTIVES

The Committee believes management input is important to the overall effectiveness of the Company’s executive compensation programs. The Committee believes the advice of an independent compensation consultant should be combined with management input and the business judgment of the Committee members to arrive at a proper alignment of our compensation philosophy, principles and business objectives.

The Chief Executive Officer, the General Counsel, the Executive Vice President and Chief Financial Officer and the Executive Vice President, Human Resources are the officers of the Company who interact most closely with the Committee. These individuals work with the Committee to provide their perspective on aligning executive compensation strategies with our business objectives. When determining compensation for our executive officers, other than the Chief Executive Officer, the Committee considered individual performance as summarized and assessed by the Chief Executive Officer. The performance of the Chief Executive Officer is assessed directly by the Committee in executive session without the Chief Executive Officer present.

SAY-ON-PAY

In 2019, we provided our stockholders with an advisory (non-binding) vote on our executive compensation program (a “say-on-pay” vote). At our 2019 annual meeting of stockholders, approximately 95% of the votes cast approved our advisory vote on executive compensation. In addition, throughout 2019, we engaged in proactive outreach efforts with major institutional investors holding approximately 50% of our outstanding shares, providing our stockholders the opportunity to share feedback on the Company and its compensation framework and programs.

After considering our 2019 say-on-pay voting results and the advice from our compensation consultant, the Committee determined that it was appropriate to maintain the overall core design of our executive compensation program and, therefore, did not make any changes to the Company’s executive compensation program in response to the 2019 say-on-pay voting results. The Committee expects to consider future annual say-on-pay votes and investor feedback when making decisions relating to our executive compensation program, policies and practices.

COMPENSATION FRAMEWORK

The primary components of our executive compensation program, which commenced in fiscal year 2017, are base salary, short-term incentive compensation (cash) and long-term incentive compensation (equity). These components are described in more detail below.

Element	Form	Primary Objective	Key Feature
Base salary	Cash	Recognize the performance of job responsibilities	Adjustments are considered annually based on competitive market analysis and individual performance
Attract and retain the best executive talent to drive our success
Short-Term Incentive	Cash	Promote short-term business objectives and growth strategies	Annual awards are made with respect to achievement of Company performance objectives and individual performance
Align pay with performance

Long-Term Incentive	Restricted stock awards (RSAs)	Promote long-term value creation and growth strategies	50% of annual award is delivered in RSAs that vest over 3 years
Encourage maximization of stockholder value
	Performance stock units (PSUs)		Remaining 50% is delivered in PSUs with a 3 year performance period based solely on relative total stockholder return
Promote retention and provide ongoing incentives by encouraging long-term stock ownership

The following charts illustrate the mix between the compensation elements (base salary, short-term incentive in the form of cash and long-term incentive in the form of RSAs and PSUs) for our Chief Executive Officer and the average of our other NEOs, in each case based on target levels of compensation. Consistent with our compensation philosophy, approximately 84.7% of our Chief Executive Officer’s compensation was performance based or at risk and approximately 75.4% of the average compensation of our other NEOs was performance-based or at risk.

Base Salary

Structure

The base salary payable to each executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary levels are intended to be comparable with the competitive market, as determined by the Committee in its judgment, but are not targeted to specific market levels. The Committee expects to review base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities.

2019 Actual Base Salaries

For fiscal year 2019, the Committee reviewed and approved the base salaries shown below:

	Base Salary(1) ($)
Name	Fiscal Year 2019	Fiscal Year 2018	% Change
Thomas J. Baltimore, Jr.	1,000,000	1,000,000	0%
Sean M. Dell’Orto	500,000	500,000	0%
Carl A. Mayfield(2)	475,000	--	--
Thomas C. Morey	475,000	475,000	0%
Matthew A. Sparks	500,000	500,000	0%

(1)	The amounts shown reflect annualized base salary amounts. Actual base salary amounts received by the NEOs are reported in the 2019 Summary Compensation Table.
(2)	Mr. Mayfield is a new NEO of the Company for fiscal year 2019 and therefore, in accordance with SEC rules, only fiscal year 2019 compensation information is presented.

Short-Term Incentive

Structure

The Company’s executive short-term incentive program (the “STIP”) is designed to reward Company executives designated at the level of senior vice president and above based on our Company’s overall performance and the individual’s contribution to that performance. Pursuant to the STIP, each fiscal year, the Committee will determine a target bonus (the “Target Bonus”) for each participant who is a members of the Company’s executive committee or is subject to Section 16 of the Exchange Act. Under the terms of the original STIP and unless otherwise determined by the Committee, the Target Bonus for each participant (other than the Chief Executive Officer) was to be up to 75% (for officers at the senior vice president level) or up to 100% (for officers at the executive vice president level) of his or her base salary, with the actual bonus range that may be earned by each participant being determined by the Committee each fiscal year. Pursuant to Mr. Baltimore’s Executive Employment Agreement with the Company, dated April 26, 2016 (the “CEO Employment Agreement”), his Target Bonus was to be 150% of his base salary, with the actual bonus range that may be earned by Mr. Baltimore ranging from 75% to 225% of his base salary. In January 2019, the Committee modified the STIP such that the Committee may determine a higher high end of the bonus range for Mr. Baltimore (i.e., above the 225% level required by the CEO Employment Agreement). The Committee determined that this modification was advisable in order to give Mr. Baltimore a bonus opportunity commensurate with executives at companies of similar size and complexity. In February 2020, the Committee approved further modifications to the STIP that became effective for fiscal year 2020. See the section below entitled “—Compensation Changes for Fiscal Year 2020” for a description of the approved modifications.

Annual STIP bonuses will be earned based on the achievement of both individual and Company performance objectives each fiscal year, as follows: (i) 25% (for officers at the senior vice president level), 20% (for officers at the executive vice president level) or 10% (for the Chief Executive Officer) of the bonus will be earned based on the achievement of individual performance objectives; and (ii) the remainder of the bonus will be earned based on the achievement of corporate performance objectives determined by the Committee at the beginning of such fiscal year. Individual objectives will be approved and scored by the Committee for the Chief Executive Officer and by the immediate supervisor for each other participant (with the Chief Executive Officer having the authority to revise any individual objectives or the scoring of such objectives for participants for whom the Chief Executive Officer is not the immediate supervisor). Corporate objectives will be approved and scored by the Committee.

Generally, to receive an award, participants must be employed by the Company through December 31 of the relevant fiscal year. Notwithstanding the foregoing, in the event of a participant’s termination of employment (other than with respect to Mr. Baltimore whose payments upon termination of employment are set forth pursuant to the terms of the CEO Employment Agreement) prior to December 31 of the relevant fiscal year (i) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), the participant will receive a bonus for such fiscal year based on achievement of target performance but prorated for the actual days worked during such year, or (ii) due to “retirement” (as defined in the STIP), the participant will receive a bonus for such fiscal year based on actual achievement but prorated for the actual days worked during such year. In the event of a participant’s termination of employment by the Company for “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) following the end of the relevant fiscal year but prior to the payment of STIP bonuses for such fiscal year, the participant will forfeit his or her right to receive an annual STIP bonus for such fiscal year.

2019 Company Performance Objectives

The Committee adopted 2019 corporate performance objectives pursuant to the STIP following a review of the Company’s 2019 annual budget. The Committee also assigned each performance objective a relevant weighting. The Committee selected the specific performance objectives because they complement various parts of the Company’s overall strategy and business goals as explained further below –

•	Comparable RevPAR Growth focuses on revenue growth on a “same-store” basis within our portfolio – one of the Company’s core pillars of aggressive asset management

•	Comparable Hotel Adjusted EBITDA Margin focuses on “same store” margin improvement – as expense reduction is another of our core pillars of aggressive asset management

•	Adjusted EBITDA focuses on the Company’s overall earnings profile, which is affected by both asset management and acquisition and disposition activity, and

•	Net Debt to Adjusted EBITDA focuses on our overall net leverage position to align with maintaining a strong, conservative balance sheet.

The Committee subsequently adopted adjusted 2019 corporate performance objectives that concluded the performance period at the end of the third quarter of fiscal year 2019 in order to exclude the impact caused by the acquisition of Chesapeake but include contributions from hotels sold during 2019 for the time that such hotels were held. The adjusted 2019 corporate performance objectives at the threshold, target and high level and corresponding Company results for fiscal year 2019 as recognized by the Committee are illustrated in the bar charts below:

For more information regarding the calculation of these performance objective metrics, see the Financial Reporting Terms Annex included in this Proxy Statement.

2019 Actual STIP Awards

In January 2019, the Committee approved a Target Bonus for fiscal year 2019 for Mr. Baltimore of 150% of his base salary, with his bonus range being set at 75% to 300% of his base salary. The Committee also approved 2019 Target Bonuses of 100% of base salary (with bonus ranges of 50% to 200% of base salary) for each of Messrs. Dell’Orto, Mayfield, Morey and Sparks. The chart below sets forth the actual STIP bonus opportunity in dollars for each NEO at the threshold, target and high level for fiscal year 2019:

Name	Threshold ($)	Target ($)	High ($)

Thomas J. Baltimore, Jr.	750,000	1,500,000	3,000,000

Sean M. Dell’Orto	250,000	500,000	1,000,000

Carl A. Mayfield	237,500	475,000	950,000

Thomas C. Morey	237,500	475,000	950,000

Matthew A. Sparks	250,000	500,000	1,000,000

In February 2019, the Committee determined individual performance objectives for Mr. Baltimore. Thereafter, individual performance goals for each other executive officer were determined by Mr. Baltimore. At the beginning of 2020, Mr. Baltimore reviewed and determined each NEO’s individual performance score. In February 2020, the Committee discussed and determined Mr. Baltimore’s individual performance score. Based on these individual performance scores and the achievement of the corporate performance objectives set forth above, the Committee approved the following 2019 actual STIP awards:

Name	Corporate Objective Payout ($)	Individual Performance Payout ($)	Total 2019 STIP Award ($)

Thomas J. Baltimore, Jr.	1,200,079	300,000	1,500,079

Sean M. Dell’Orto	355,579	200,000	555,579

Carl A. Mayfield	337,800	142,500	480,300

Thomas C. Morey	337,800	190,000	527,800

Matthew A. Sparks(1)	355,579	150,000	505,579

(1)

As Mr. Sparks was employed with the Company at the end of fiscal year 2019 and was not terminated for “Cause,” Mr. Sparks received the payment of his full 2019 STIP award. For more information, including an estimate of the value of cash and other severance received by Mr. Sparks, see “Compensation Tables—Potential Payments Upon Termination of Change in Control.”

Long-Term Incentive

Structure

The Company’s executive long-term incentive program (the “LTIP”) is intended to focus our executive officers and other eligible employees on, and reward them for, achieving our long-term goals and enhancing stockholder value. In addition to the Target Bonus determined pursuant to the STIP, each fiscal year, the Committee will also determine an aggregate target value (the “Aggregate Target Value”) under the LTIP for each participant. Under the terms of the original LTIP and unless otherwise determined by the Committee, the Aggregate Target Value for each participant (other than the Chief Executive Officer) who is a member of the Company’s executive committee or is subject to Section 16 of the Exchange Act was to be up to 100% (for officers at the senior vice president level) or up to 200% (for officers at the executive vice president level) of his or her base salary. The CEO Employment Agreement required that the Aggregate Target Value for the Chief Executive Officer equal at least $3,500,000, as determined each year by the Committee. In January 2019, the Committee modified the LTIP to increase the Aggregate Target Value for officers at the executive vice president level from up to 200% to up to 275%. The Committee determined that this modification was advisable in order to give Mr. Dell’Orto an Aggregate Target Value commensurate with executives at companies of similar size and complexity. In February 2020, the Committee approved further modifications to the LTIP that became effective for fiscal year 2020. See the section below entitled “—Compensation Changes for Fiscal Year 2020” for a description of the approved modifications.

The illustration below sets forth the structure of our LTIP in fiscal year 2019:

As shown in the illustration above, the Aggregate Target Value for each participant is allocated such that (i) 50% of the value is granted in the form of a time-based award consisting of shares of restricted stock (“RSAs”) and (ii) 50% of the value is granted in the form of a performance-based award consisting of performance-based restricted stock units (“PSUs”). The terms of each RSA award and PSU award are described below.

•

Each fiscal year’s RSA award will vest ratably on each of the first three anniversaries of the grant date, subject to the continued employment of the participant through the applicable vesting date. In the event of a participant’s termination of employment (i) without “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) or due to “retirement” (as defined in the RSA award agreement), in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within 12 months following a “change in control” (as defined in the Company’s 2017 Omnibus Incentive Plan), all of the remaining unvested shares will become vested and (iii) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), a prorated amount of the shares will vest based on the actual days worked during the vesting period. With respect to the Chief Executive Officer’s RSA awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. Participants will receive dividends on the RSAs at the same time that regular dividend payments are made on the Company’s common stock.

•

Each fiscal year’s PSU award will vest based on the Company’s total stockholder return relative to the total stockholder returns of the companies that comprise the FTSE NAREIT Lodging Resorts Index and that have a market capitalization in excess of $1 billion as of the first day of the applicable performance period (the “PSU TSR metric”), in each case over a three-year performance period beginning on January 1 of the fiscal year of such grant (each a “Performance Period”), subject to the participant’s continued employment through the end of the Performance Period. As set forth in the chart below, the number of PSUs that may become vested will range from 0% to 200% of the number of PSUs granted to the participant, based on the level of achievement of the foregoing performance measure, as determined by the Committee.

In the event of a participant’s termination of employment (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked during the Performance Period (and calculated based on actual performance through the end of the Performance Period) and (ii) without cause within 12 months following a change in control, the PSUs will vest based on actual performance through the end of the Performance Period and will not be prorated based on actual days worked during the Performance Period, provided that if the PSUs are not substituted or assumed following a change in control, then the PSUs will vest on the day immediately prior to the consummation of such change in control based on actual performance through such day. With respect to the Chief Executive Officer’s PSU awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. After the end of the Performance Period once the Committee has determined total stockholder return performance and the actual number of PSUs that have vested based on such performance, participants will receive accrued dividends on the shares underlying the vested PSUs based on each regular cash dividend declared on the Company’s common stock during the Performance Period.

2019 Actual LTIP Awards

The following table presents the dollar value of the LTIP awards granted to each NEO in February 2019, including the specific threshold, target and high PSU opportunities for each NEO and the value of the RSAs granted in 2019. PSU awards are denominated in units that convert into shares of our common stock upon vesting (rather than being denominated as a dollar value). As a result, the actual value received by the NEO upon vesting will take into account the value of our common stock at such time.

Name	Performance based PSUs			Time-based RSAs ($)
	Threshold ($)	Target ($)	High ($)

Thomas J. Baltimore, Jr.	500,000	2,000,000	4,000,000	2,000,000

Sean M. Dell’Orto	171,875	687,500	1,375,000	687,500

Carl A. Mayfield	103,906	415,625	831,250	415,625

Thomas C. Morey	103,906	415,625	831,250	415,625

Matthew A. Sparks	125,000	500,000	1,000,000	500,000

Vesting of Previously-issued PSUs in 2019

In fiscal year 2019 and for the first time since the Spin-off, the Company had a tranche of previously granted PSU awards vest. In January 2019, the Committee reviewed and certified achievement of the TSR performance metric for the one-time transition PSU awards granted in relation to the Spin-off (the “Transition PSU Awards”) in February 2017 for the 2017-2018 performance period. Relative TSR for this 2-year performance period was at the 99th percentile. Consequently, 200% of the target number of Transition PSU Awards granted in February 2017 were earned. The number of shares that each NEO earned in relation to the vesting of these Transition PSU Awards are set forth below in Footnote 1 to the “Stock Awards” column of the table entitled “Compensation Tables—2019 Option Exercises and Stock Vested.”

Compensation Changes for Fiscal Year 2020

In February 2020, the Committee approved the following structural changes to the Company’s executive compensation plans applicable for fiscal year 2020:

•

amendments to the STIP to, among other things, increase the threshold, target and maximum amounts of the Chief Executive Officer’s bonus from 75%, 150% and 225%, respectively, of his base salary (with the Committee having discretion to set a higher maximum amount) to 87.5%, 175% and 350%, respectively, of his base salary (with the Committee having discretion to set a higher threshold amount and continuing to have discretion to set a higher maximum amount)

•

amendments to the LTIP to, among other things, (i) increase the target value of awards to the Chief Executive Officer under the LTIP from “$3,500,000 or more” to “$5,250,000 or more” and (ii) provide that 40% of the Chief Executive Officer’s LTIP award will be granted in RSAs and 60% will be granted in PSUs; and

•

adoption of a new flexible paid time off policy that sets no specific limit for paid time off and that will be applicable to the Company’s executive committee members (exclusive of Mr. Baltimore whose paid time off arrangements are set forth in his CEO Employment Agreement), resulting in paid time off no longer being accrued for such officers.

The Committee also approved the following individual compensation changes applicable for fiscal year 2020:

•

the Target Bonus under Mr. Baltimore’s STIP award would increase to 175% of his base salary upon satisfaction of performance metrics, with the actual STIP bonus that may be earned by Mr. Baltimore ranging from 87.5% to 350%

•	the Aggregate Target Value of Mr. Baltimore’s LTIP award would increase to $5,250,000, with 40% of such award consisting of RSAs and 60% consisting of PSUs (assuming target performance)

•

in connection with Mr. Morey’s appointment as Executive Vice President and Chief Investment Officer in January 2020, an increase in Mr. Morey’s annual base salary from $475,000 to $500,000 starting in March 2020; and

•	the Aggregate Target Value of Mr. Morey’s LTIP Award would increase to 220% of his base salary for fiscal year 2020.

Special One-Time Chesapeake Awards Granted in Fiscal Year 2020

For 2020 only and to incentivize further growth of the Company in connection with the implementation of the Chesapeake acquisition, the Committee approved a special one-time equity award (each a “Chesapeake Special Award”) in February 2020 for each executive officer. In determining to grant this special equity award, the Committee considered the economic benefit that the Company expects to realize from the successful implementation of the acquisition. The key components of the Chesapeake Special Awards are set forth below and were established by the Committee to drive future performance arising from the acquisition of Chesapeake.

Messrs. Baltimore, Dell’Orto, Mayfield and Morey each received a Chesapeake Special Award with a target value of (i) $2,000,000 for Mr. Baltimore; (ii) $666,666 for Mr. Dell’Orto; (iii) $633,333 for Mr. Mayfield; and (iv) $666,666 for Mr. Morey. Each Chesapeake Special Award was allocated to each recipient such that (i) 50%

of such value was delivered in RSAs that vest in full on the third anniversary of the applicable grant date, subject to the recipient’s continued employment with the Company through such vesting date, and (ii) 50% of such value was delivered in PSUs (the “Special PSUs”) that will vest, if at all, based on the achievement of the following two performance goals and subject to the recipient’s continued employment with the Company through December 31, 2020:

•

the Company’s TSR over the one-year performance period commencing on September 18, 2019 (the date of the closing of the Chesapeake acquisition) and ending on September 18, 2020, being greater than the 50th percentile relative to the TSR of the companies that constitute the FTSE NAREIT Lodging Resorts Index (that had a market capitalization in excess of $1 billion as of September 18, 2019) over such performance period; and

•

the Company realizing run rate annualized synergies as of December 31, 2020 of at least $24 million relating to its acquisition of Chesapeake, determined based on the annualized impact achieved from any identifiable revenue enhancements and costs eliminated, net of costs added, associated with the integration of the legacy Company and Chesapeake platforms, with the number of Special PSUs that vest being (i) zero percent of the target Special PSU award (if neither of the performance goals is achieved), (ii) 100% of the target Special PSU award (if either, but not both, of the two performance goals is achieved) or (iii) 200% of the target Special PSU award (if both of the performance goals are achieved).

The illustration below sets forth the structure of the Chesapeake Special Awards granted in fiscal year 2020:

Each award of Special PSUs is subject to a two-year transfer restriction such that any shares of the Company’s common stock issued to an executive pursuant to a vested award of Special PSUs will not be transferable by the executive prior to January 1, 2023, other than by will or by the laws of descent and distribution. The Chesapeake Special Awards otherwise generally have substantially similar terms as the regular annual RSA awards and PSU awards described above.

CEO EMPLOYMENT AGREEMENT

We have an employment agreement with our Chief Executive Officer, pursuant to which he is entitled to receive severance benefits in connection with certain terminations of employment and we are provided with the protections of certain restrictive covenants. The material terms of this agreement are described below in the section entitled “Compensation Tables—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

OTHER COMPENSATION PROGRAM ELEMENTS

Other Benefits and Perquisites

We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. Executives are eligible to participate in the same welfare benefit plans as our other employees and in fiscal year 2019 were generally covered by the same vacation, leave of absence and similar polices. Additionally, our executives may participate in hotel operator-sponsored arrangements and programs, which depending on the hotel operator’s program may include discounted rates, guaranteed room access, room upgrades, a dedicated reservation line and discounted food and beverage. We also provide our executive officers with the opportunity for an annual physical examination at our expense. We also may pay for or reimburse our executives for insurance covering losses they may suffer as a result of their service as Company executives.

Severance Benefits

In April 2017, the Committee adopted and approved the Park Hotels & Resorts Inc. Executive Severance Plan (the “Executive Severance Plan”) for employees of the Company at the level of senior vice president and above designated for participation by the Committee. At such time, the Committee designated each of the NEOs as participants of the Executive Severance Plan, other than the Chief Executive Officer whose severance arrangements will continue to be governed by the terms of the CEO Employment Agreement. For a further description of the Chief Executive Officer’s severance and change in control terms, see the discussion under the caption “Compensation Tables—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

The Executive Severance Plan sets forth the terms for payment of severance and other benefits to participants in the event of a termination of employment with the Company under certain circumstances. In the event of a termination of employment “without cause” (other than due to death or disability) or for “good reason” (each as defined in the Executive Severance Plan), the participant is entitled to the following payments and benefits:

•

A cash payment, payable in a single lump sum payment, equal to 2.0x (for executive vice presidents) or 1.5x (for senior vice presidents who are also members of the Company’s Executive Committee) the sum of the participant’s annual base salary and his or her average annual bonus for the most recent two fiscal years (or one fiscal year if applicable). A participant who was not eligible for a bonus in the prior fiscal year will remain eligible to receive an actual bonus for the year of termination (prorated for the actual period of service during such year).

•

The vesting of the participant’s outstanding equity and equity-based awards in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. A participant’s termination of employment for good reason will be treated as a termination by the Company without cause under the 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreement.

•

A cash amount equal to the difference between the participant’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following the participant’s termination date. These payments will cease earlier than the expiration of such twelve-month period if the participant becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage.

•	A cash payment of the participant’s accrued pay through the date of termination.

Receipt of all severance payments and benefits under the Executive Severance Plan is contingent upon the NEO complying with various requirements, including non-solicitation and non-competition obligations to the Company (which apply for a period of twelve-months following the NEO’s termination of employment) and the NEO’s timely execution and delivery to the Company of an effective release of claims. Subject to certain exceptions, the Company shall pay or commence providing all severance benefits within 10 days following the effectiveness of the required release of claim.

In connection with Mr. Sparks’ termination of employment on January 15, 2020, he was entitled to receive severance payments and benefits under the Executive Severance Plan for an employee who was an executive vice president and whose employment is terminated by the Company without cause, subject to the terms and conditions of the Executive Severance Plan. For more information, including an estimate of the value of cash and other severance received by Mr. Sparks, see “Compensation Tables—Potential Payments Upon Termination or Change in Control.”

Stock Ownership Policy

Our minimum stock ownership guidelines require each executive officer to maintain equity investment in the Company based upon a multiple (six times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her base salary. For purposes of this requirement, an executive officer’s holdings include shares held directly or indirectly, individually or jointly; shares underlying unvested time-vesting restricted stock; and shares held under a deferral or similar plan. Each executive officer is expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

Clawback Policy

We have adopted an incentive compensation clawback policy, which allows the Company to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of our current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Board or the Committee was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

No Pledging Policy

The Company maintains a policy that prohibits independent directors and executive officers from purchasing any Company securities on margin, borrowing against Company securities held in margin accounts or pledging Company securities as collateral for a loan.

No Hedging Policy

The Company maintains a policy that prohibits directors and executive officers from completing any short sales of Company securities or from purchases or sales of puts, calls or other derivative instruments or securities based on the Company’s securities.

Tax Implication on Executive Compensation

Section 162(m) of the Code (“Section 162(m)”) generally limits the deductibility of annual compensation over $1 million for any of the Company’s “covered employees,” which includes the Company’s principal executive officer, principal financial officer, the three other most highly paid officers and any officer that was a “covered employee” for any preceding taxable year beginning after December 31, 2016. The Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility under Section 162(m) if, in the Committee’s judgment, it is in the Company’s best interest to do so. Accordingly, the Committee has awarded, and may continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

COMPENSATION RISK REVIEW

The Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•	the executive compensation program is structured as a balanced mix among salary, cash bonus and equity

•	the STIP and LTIP are each based upon pre-existing, defined goals set at the beginning of the year or three-year performance period, as applicable

•	the STIP and LTIP contain multiple financial targets, including performance against a pre-approved budget

•	the STIP and LTIP performance goals include both absolute and relative-to-peer performance

•	the STIP annual goals balance financial and non-financial performance goals

•	the STIP and LTIP performance goals include achievement against both single-year and multi-year metrics

•	the STIP and LTIP, as implemented and approved annually by the Committee, include maximum payouts at each executive level

•	STIP and LTIP awards are not determined on an “all or nothing” basis, but rather on a graduated basis against stated targets

•	the STIP includes a goal addressing an appropriate leverage ratio

•	the executive compensation program mandates stock ownership by executive officers

•

the executive compensation program includes an appropriate “clawback policy” to recoup overpayments of incentive compensation arising from restatements due to material non-compliance with financial reporting requirements, and

•	the Committee retains discretion to adjust STIP payouts as warranted by circumstances.

Following this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Committee is or has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Committee recommended to the Board that this Compensation Discussion and Analysis section be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee of the Board

Stephen I. Sadove (Chairman)

Gordon M. Bethune

Christie B. Kelly

Timothy J. Naughton

COMPENSATION TABLES

2019 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2019, 2018 and 2017. A substantial portion of the compensation below for fiscal year 2017 consists of one-time, Spin-off related awards granted to our NEOs in 2017, including awards agreed to during the hiring process and transition awards granted in recognition of efforts undertaken in connection with the Spin-off and our start up as an independent public company (the “Spin-off Related Awards”). For further information on the Spin-off Related Awards, see footnote 3 below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5)(6) ($)	Total(6) ($)
Thomas J. Baltimore, Jr. President and Chief Executive Officer	2019	1,000,000	--	4,323,900		--	1,500,079	960	6,824,939
	2018	1,000,000	--	3,725,913		--	2,236,500	960	6,963,373
	2017	1,000,000	--	9,019,890	(3)	--	1,636,714	2,622	11,659,226	(3)
Sean M. Dell’Orto Executive Vice President and Chief Financial Officer	2019	500,000		1,486,296			555,579	12,160	2,554,035
	2018	500,000	--	1,064,555		--	746,000	17,152	2,327,707
	2017	500,000	--	2,954,169	(3)	--	588,143	11,477	4,053,789	(3)
Carl A. Mayfield(1) Executive Vice President, Design and Construction	2019	475,000	--	898,530			480,300	14,170	1,868,000
Thomas C. Morey Executive Vice President and Chief Investment Officer	2019	475,000	--	898,530		--	527,800	12,112	1,913,442
	2018	475,000	--	884,896		--	708,700	17,152	2,085,748
	2017	450,000	--	2,179,349	(3)	--	404,896	11,520	3,045,765	(3)
Matthew A. Sparks Former Executive Vice President and Chief Investment Officer	2019	500,000		1,080,924			505,579	16,200	2,102,703
	2018	500,000	--	1,064,555		--	696,000	10,191	2,270,746
	2017	500,000	--	1,954,178	(3)	--	563,143	16,722	3,034,043	(3)

(1)	Mr. Mayfield is a new NEO of the Company for fiscal year 2019 and therefore, in accordance with SEC rules, only fiscal year 2019 compensation information is presented.
(2)

The amounts shown in the Stock Awards column reflect the aggregate grant date fair value of awards of RSAs and PSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions and is reported at target level. If the maximum level of performance was achieved for PSUs granted in 2019, the value of such PSUs would be $4 million for Mr. Baltimore, $1.375 million for Mr. Dell’Orto, $831,250 for Mr. Mayfield, $831,250 for Mr. Morey and $1 million for Mr. Sparks. For additional information on the RSAs and PSUs granted to our NEOs in fiscal year 2019, see “Compensation Discussion and Analysis—Long-Term Incentive—2019 Actual LTIP Awards.” If the maximum level of performance was achieved for PSUs granted in 2018, the value of such PSUs would be $3.5 million for Mr. Baltimore, $1 million for Mr. Dell’Orto, $831,250 for Mr. Morey and $1 million for Mr. Sparks. If the maximum level of performance was achieved for PSUs granted in 2017, the value of such PSUs would be $3.5 million for Mr. Baltimore, $1 million for Mr. Dell’Orto, $450,000 for Mr. Morey and $1 million for Mr. Sparks.

(3)	Includes Spin-off Related Awards, the amounts of which are reflected below:
•	Sign-on RSAs granted pursuant to offer letter: Mr. Morey, $1,300,000.
•	Transition LTIP awards granted: Mr. Baltimore, $2,625,000; Mr. Dell’Orto, $750,000; Mr. Morey, $337,500; and Mr. Sparks, $750,000.
•	Spin-off related RSA grant: Mr. Dell’Orto, $1,000,000.
(4)

The amounts shown in the Non-Equity Incentive Plan Compensation column for fiscal year 2019 reflect the cash award that each NEO earned in fiscal year 2019 that was paid in February 2020. For additional information on these cash awards, see “Compensation Discussion and Analysis—Short-Term Incentive—2019 Actual STIP Awards.”

(5)

The amounts shown in the All Other Compensation column for the fiscal year ended December 31, 2019 reflect: (i) for Mr. Baltimore, group term life insurance premiums valued at $960; (ii) for Mr. Dell’Orto, group term life insurance premiums valued at $960 and our matching contributions under the Company’s 401(k) plan of $11,200; (iii) for Mr. Mayfield, group term life insurance premiums valued at $912, our matching contributions under the Company’s 401(k) plan of $11,200 and an executive physical reimbursed at $2,058;

(iv) for Mr. Morey, group term life insurance premiums valued at $912 and our matching contributions under the Company’s 401(k) plan of $11,200; and (v) for Mr. Sparks, group term life insurance premiums valued at $960, our matching contributions under the Company’s 401(k) plan of $11,200 and an executive physical reimbursed at $4,040.
(6)

The value of dividend equivalent and dividend payments on restricted stock units (“RSUs”) and RSAs granted to Messrs. Baltimore, Dell’Orto and Sparks and the value of dividends on RSAs granted to Mr. Morey for the fiscal years ended December 31, 2018 and December 31, 2017 were factored into the value of the RSUs and RSAs, as applicable, reported for such executives in the proxy statements for the 2018 and 2019 annual meetings of stockholders. Accordingly, the values of dividend equivalent and dividend payment amounts, as applicable for such executives, were not required to be reported in the All Other Compensation or Total columns in such proxy statements in accordance with SEC rules. The 2018 and 2017 All Other Compensation and Total columns have been corrected in this Proxy Statement to remove the value of such dividend equivalent and dividend payments, as applicable.

2019 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2019.

		Estimated Future Payouts(1) Under Non-Equity Incentive Plan Awards			Estimated Future Payouts(2) Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number or Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)

Thomas J. Baltimore, Jr.
Annual STIP Award		750,000	1,500,000	3,000,000
RSAs	2/21/19							63,391	1,999,986
PSUs	2/21/19				15,848	63,391	126,782		2,323,914

Sean M. Dell’Orto
Annual STIP Award		250,000	500,000	1,000,000
RSAs	2/21/19							21,790	687,475
PSUs	2/21/19				5,448	21,790	43,580		798,821

Carl A. Mayfield
Annual STIP Award		237,500	475,000	950,000
RSAs	2/21/19							13,173	415,608
PSUs	2/21/19				3,293	13,173	26,346		482,922

Thomas C. Morey
Annual STIP Award		237,500	475,000	950,000
RSAs	2/21/19							13,173	415,608
PSUs	2/21/19				3,293	13,173	26,346		482,922

Matthew A. Sparks
Annual STIP Award		250,000	500,000	1,000,000
RSAs	2/21/19							15,847	499,973
PSUs	2/21/19				3,962	15,847	31,694		580,951

(1)

Reflects the possible payouts of cash incentive compensation under the STIP. The actual amounts that were paid to the NEOs are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table. See “Compensation Discussion and Analysis—Short-Term Incentive—2019 Actual STIP Awards” above.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the possible number of PSUs granted under the LTIP that may vest based upon the level of achievement of the applicable performance measures. As described in further detail under the section entitled “Compensation Discussion and Analysis—Long-Term Incentive,” the PSUs have a three-year performance period and vest based on the PSU TSR metric. For fiscal year 2019, threshold assumes that 25% of the total value of the PSUs awarded vest, target assumes that 100% of the total value of the PSUs awarded vest and maximum assumes that 200% of the total value of the PSUs awarded vest.

(3)	The amounts reported in the All Other Stock Awards: Number of Shares of Stock or Units column represent the number of time vesting RSAs granted to the NEOs pursuant to the LTIP.
(4)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column show the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following discussion should be read in conjunction with (i) the “2019 Summary Compensation Table” and the “2019 Grants of Plan-Based Awards Table,” as well as the footnotes to such tables, and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

CEO Employment Agreement

On April 26, 2016, the Company entered into the CEO Employment Agreement with Mr. Baltimore specifying the terms of his employment as Hilton’s Executive Adviser—Real Estate prior to the Spin-off and as our President and Chief Executive Officer and a director on our Board following the Spin-off, subject to his re-election at our annual stockholders meetings. The CEO Employment Agreement provides for an initial four-year employment term ending on May 16, 2020, which term will be automatically extended by one year at the end of the then-current term unless either party provides at least 90 days’ advance notice of non-renewal. Consistent with the foregoing, the employment agreement will now extend through May 16, 2021. Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to receive an initial annual base salary of $1,000,000, which is subject to increase but not decrease. During the employment term, he is also eligible to receive an annual cash bonus of 150% of his annual base salary (the “target annual bonus”) if target performance objectives are achieved, 75% of his annual base salary if threshold performance objectives are achieved and 225% of his annual base salary if maximum performance objectives are achieved. In January 2019, the Committee determined to provide Mr. Baltimore a higher bonus range high end (300% of base salary), beginning in 2019. In February 2020, the Committee determined to increase Mr. Baltimore’s target, threshold and maximum annual bonus amounts for fiscal year 2020 to 175% of his annual base salary if target performance objectives are achieved, 87.5% of his annual base salary if threshold performance objectives are achieved and 350% of his annual base salary if maximum performance objectives are achieved.

During the employment term, Mr. Baltimore was eligible to participate in the Hilton LTIP prior to the Spin-off and is eligible to participate in the Company’s LTIP following the Spin-off. Mr. Baltimore is entitled to receive an annual grant of long-term equity-based incentive awards with a target value of $3,500,000 (based on the grant date fair market value of the common stock awarded). In January 2019, the Committee determined to provide Mr. Baltimore with a grant under the LTIP for fiscal year 2019 with an Aggregate Target Value ($4,000,000) in excess of the level required by the CEO Employment Agreement. In February 2020, the Committee determined to provide Mr. Baltimore with a grant under the LTIP for fiscal year 2020 with an Aggregate Target Value ($5,250,000) in excess of the CEO Employment Agreement, with 40% of such fiscal year 2020 award consisting of RSAs and 60% consisting of PSUs.

With respect to the first grant made under the CEO Employment Agreement, 50% of the award was granted under the Hilton LTIP on May 16, 2016, and was in the form of Hilton restricted stock units that vest in three substantially equal annual installments beginning on the first anniversary of such grant date, generally subject to his continued employment through each applicable vesting date. The remaining 50% of such award was granted under the Park LTIP on February 3, 2017, and was in the form of Park PSUs that are eligible to vest in amounts ranging from 0% to 200% of the target number of units based on Park’s relative TSR compared to the TSRs of the companies that comprise the FTSE NAREIT Lodging/Resorts Index (that had a market capitalization in excess of $1 billion as of January 4, 2017) over a three-year performance period beginning on January 4, 2017 and ending on January 3, 2020, generally subject to his continued employment through the applicable vesting date. In addition to the foregoing, on May 16, 2016, Mr. Baltimore was granted a one-time sign-on equity-based incentive award valued at $6,750,000 in the form of Hilton restricted stock units that were originally scheduled to vest, as to 40% of the award, on December 15, 2016 and, as to the remaining 60% of the award, in three substantially equal annual installments beginning on the first anniversary of the grant date, generally subject to his continued employment through each applicable vesting date. In connection with the Spin-off, Hilton’s compensation committee determined to accelerate the vesting date for the 40% of the sign-on equity-based award originally scheduled to vest on December 15, 2016 to December 5, 2016. Mr. Baltimore is also entitled to participate in all employee benefit plans, programs and arrangements made available to our other executive officers generally.

If Mr. Baltimore’s employment is terminated without “cause” (other than due to death or “disability”), by him for “good reason” (as each such term is defined in the CEO Employment Agreement), or due to our non-renewal of the employment term, he will be entitled to receive (1) all accrued but unpaid amounts (including, accrued but unpaid salary through the date of termination, any accrued but unpaid annual cash bonus and any unpaid or unreimbursed expenses) (collectively, the “Accrued Rights”), (2) a lump sum cash severance payment in an amount equal to 2.99 times the sum of his annual base salary and target annual bonus then in effect, (3) subject to his election of COBRA continuation coverage, payment for a period of 12 months following the termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage and (4) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a “change in control” (as defined in the CEO Employment Agreement). Mr. Baltimore is entitled to the foregoing, in each case, subject to his execution and non-revocation of a release of claims and continued compliance with non-compete and non-solicitation covenants for 18 months following his termination and non-disparagement and confidentiality covenants at all times following his termination. If Mr. Baltimore’s employment terminates due to death or disability, he will be entitled to receive (1) any Accrued Rights, (2) a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated and (3) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares. The CEO Employment Agreement also provides that payments and benefits to be delivered in connection with this agreement will be either delivered in full or to such lesser extent as would result in no portion of such payments and benefits being subject to the excise taxes imposed by the golden parachute rules of Section 4999 of the Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of such payments and benefits to Mr. Baltimore on an after-tax basis.

Equity Awards

The equity awards granted to our NEOs during 2019 that appear in the tables above were granted pursuant to the LTIP, which is described further in the Compensation Discussion and Analysis section under the caption “Compensation Discussion and Analysis—Long-Term Incentive.”

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Thomas J. Baltimore, Jr.	2/21/19	--	--	--	--	63,391	(2)	1,639,925	--		--

	2/21/19	--	--	--	--	--		--	15,848	(7)	409,981

	2/22/18	--	--	--	--	44,700	(3)	1,156,389	--		--

	2/22/18	--	--	--	--	--		--	134,098	(8)	3,469,115

	2/23/17	--	--	--	--	22,248	(4)	575,556	--		--

	2/23/17	--	--	--	--	--		--	133,484	(9)	3,453,231

	2/3/17	--	--	--	--	--		--	129,772	(10)	3,357,202

Sean M. Dell’Orto	2/21/19	--	--	--	--	21,790	(2)	563,707	--		--

	2/21/19	--	--	--	--	--		--	5,448	(7)	140,927

	2/22/18	--	--	--	--	12,772	(3)	330,412	--		--

	2/22/18	--	--	--	--	--		--	38,314	(8)	991,183

	3/3/17	--	--	--	--	12,341	(5)	319,262	--		--

	2/23/17	--	--	--	--	6,357	(4)	164,456	--		--

	2/23/17	--	--	--	--	--		--	38,138	(9)	986,630

	2/18/16	14,079	--	18.91	2/18/26	--		--	--		--

	2/10/15	8,911	--	26.49	2/10/25	--		--	--		--

	2/19/14	9,576	--	20.77	2/19/24	--		--	--		--

Carl A. Mayfield	2/21/19	--	--	--	--	13,173	(2)	340,786	--		--

	2/21/19	--	--	--	--	--		--	3,293	(7)	85,196

	10/3/18	--	--	--	--	29,427	(6)	761,276	--		--

Thomas C. Morey	2/21/19	--	--	--	--	13,173	(2)	340,786	--		--

	2/21/19	--	--	--	--	--		--	3,293	(7)	85,196

	2/22/18	--	--	--	--	10,616	(3)	274,636	--		--

	2/22/18	--	--	--	--	--		--	31,848	(8)	823,908

	2/23/17	--	--	--	--	2,861	(4)	74,014	--		--

	2/23/17	--	--	--	--	--		--	17,162	(9)	443,981

Matthew A. Sparks	2/21/19	--	--	--	--	15,847	(2)	409,962	--		--

	2/21/19	--	--	--	--	--		--	3,962	(7)	102,490

	2/22/18	--	--	--	--	12,772	(3)	330,412	--		--

	2/22/18	--	--	--	--	--		--	38,314	(8)	991,183

	2/23/17	--	--	--	--	6,357	(4)	164,456	--		--

	2/23/17	--	--	--	--	--		--	38,138	(9)	986,630

	2/18/16	12,302	--	18.91	2/18/26	--		--	--		--

	2/10/15	7,786	--	26.49	2/10/25	--		--	--		--

	2/19/14	2,721	--	20.77	2/19/24	--		--	--		--

(1)	Amounts reported are based on the closing price of Park’s common stock on the NYSE as of December 31, 2019 ($25.87), multiplied by the number of such unvested shares or units reported in the table.
(2)	Represents 2019 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(3)	Represents 2018 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.

(4)	Represents 2017 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(5)	Represents a one-time grant of RSAs to Mr. Dell’Orto on March 3, 2017, which vests ratably on each of the first three anniversaries of the grant date.
(6)	Represents a one-time sign-on RSA award granted to Mr. Mayfield (44,140 RSAs), which vests ratably on each of the first three anniversaries of his start date of September 17, 2018.
(7)

Represents the PSU portion of the 2019 LTIP award that the respective NEO would vest in based on achieving the threshold level of performance. The PSUs have a three-year performance period commencing on January 1, 2019, and vest based on the PSU TSR metric. At December 31, 2019, our PSU TSR metric performance related to the 2019 LTIP award achieved at lower than threshold level.

(8)

Represents the PSU portion of the 2018 LTIP award that the respective NEO would vest in based on achieving the maximum level of performance. The PSUs have a three-year performance period commencing on January 1, 2018, and vest based on the PSU TSR metric. At December 31, 2019, our PSU TSR metric performance related to the 2018 LTIP award achieved at greater than target level.

(9)

Represents the PSU portion of the 2017 LTIP award that the respective NEO would vest in based on achieving the maximum level of performance. The PSUs have a three-year performance period commencing on January 4, 2017, and vest based on the PSU TSR metric. At December 31, 2019, our PSU TSR metric performance related to the 2017 LTIP award achieved at greater than target level.

(10)

Represents the PSUs granted to Mr. Baltimore in relation to the second tranche of his fiscal year 2016 long-term incentive award that he would vest in based on achieving the maximum level of performance. The PSUs have a three-year performance period commencing on January 4, 2017, and vest based on the PSU TSR metric. At December 31, 2019, our PSU TSR metric performance for this award achieved at greater than target level.

2019 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of stock options that were exercised by our NEOs and the number of RSUs and RSAs that vested during the fiscal year ended December 31, 2019 and the value realized upon such vesting.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Thomas J. Baltimore, Jr.	--	--	286,917	8,634,073

Sean M. Dell’Orto	--	--	67,987	2,046,522

Carl A. Mayfield	--	--	14,713	380,772

Thomas C. Morey	--	--	43,542	1,232,287

Matthew A. Sparks	--	--	55,646	1,654,325

(1)

Represents for Mr. Baltimore, the 92,151 RSUs that vested on May 16, 2019, the 38,933 RSAs that vested on February 25, 2019, the 22,349 RSAs that vested on February 22, 2019 and the 133,484 PSUs that vested on January 25, 2019; for Mr. Dell’Orto, the 6,385 RSAs that vested on February 22, 2019, the 11,123 RSAs that vested on February 25, 2019, the 12,341 RSAs that vested on March 4, 2019 and the 38,138 PSUs that vested on January 25, 2019; for Mr. Mayfield, the 14,173 RSAs that vested on September 17, 2019; for Mr. Morey, the 5,308 RSAs that vested on February 22, 2019, the 5,005 RSAs that vested on February 25, 2019, the 16,067 RSAs that vested on August 1, 2019 and the 17,162 PSUs that vested on January 25, 2019; and for Mr. Sparks, the 6,385 RSAs that vested on February 22, 2019, the 11,123 RSAs that vested on February 25, 2019 and the 38,138 PSUs that vested on January 25, 2019.

(2)	Amounts reported are based on the closing price of Park’s common stock on the NYSE on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, footnotes and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs under certain existing plans, agreements and awards, assuming (1) a termination of employment and/or (2) a change in control (“CIC”) occurred, in each case, on December 31, 2019. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs.

In providing the estimated potential payments below, we have assumed that there are no (1) accrued but unpaid salary and annual bonuses amounts outstanding or (2) unpaid reimbursements for expenses incurred prior to the date of termination.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($)		Termination by Company for Cause or by Executive without Good Reason ($)	Termination within 12 Months Following CIC ($)		Termination due to Death or Disability ($)

Thomas J. Baltimore, Jr.(1)

	Cash Severance	7,475,000	(2)	--	7,475,000	(2)	1,500,000	(3)

	Equity Awards(4)	8,473,925		--	10,151,569		8,473,925

	Continuation of Benefits	21,440	(5)	--	21,440	(5)	--

	Total Value of Benefits	15,970,365		--	17,648,000		9,973,925

Sean M. Dell’Orto(6)

	Cash Severance(7)	2,301,579		--	2,301,579		500,000

	Equity Awards(8)	1,752,874		--	2,930,450		1,762,264

	Continuation of Benefits(9)	21,055		--	21,055		--

	Total Value of Benefits	4,075,508		--	5,253,084		2,262,264

Carl A. Mayfield(6)

	Cash Severance(7)	1,736,114		--	1,736,114		475,000

	Equity Awards(8)	858,910		--	1,442,848		956,543

	Continuation of Benefits(9)	21,440		--	21,440		--

	Total Value of Benefits	2,616,464		--	3,200,402		1,431,543

Thomas C. Morey(6)

	Cash Severance(7)	2,186,500		--	2,186,500		475,000

	Equity Awards(8)	912,926		--	1,664,165		902,216

	Continuation of Benefits(9)	24,916		--	24,916		--

	Total Value of Benefits	3,124,342		--	3,875,581		1,377,216

Matthew A. Sparks(6)

	Cash Severance(7)	2,201,579		N/A	N/A		N/A

	Equity Awards(8)	1,389,581		N/A	N/A		N/A

	Continuation of Benefits(9)	21,440		N/A	N/A		N/A

	Total Value of Benefits	3,612,600		N/A	N/A		N/A

(1)

In relation to Mr. Baltimore, the above table summarizes the severance benefits that would have been owed to him pursuant to the terms of the CEO Employment Agreement if his employment had terminated under certain circumstances. For a further description of such benefits, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

(2)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a cash severance amount equal to 2.99 times the sum of his base salary and target annual cash incentive opportunity, paid in a lump sum.

(3)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated. Assuming his termination occurred on December 31, 2019, he would have been entitled to receive the full amount of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated.

(4)

Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a change in control. Amounts represent the value of the acceleration of any unvested RSAs and PSUs, assuming the acceleration occurred on December 31, 2019 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2019 ($25.87).

(5)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive, subject to his election of COBRA continuation coverage, payment for a period of twelve months following his termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage.

(6)

In relation to Messrs. Dell’Orto, Mayfield, Morey and Sparks, the above table summarizes the severance benefits that would have been owed to him pursuant to the terms of our Executive Severance Plan if his employment had terminated under certain circumstances. For a further description of such benefits, see “Compensation Discussion and Analysis—Other Compensation Program Elements—Severance Benefits” above. As described above, Mr. Sparks’ employment was terminated by the Company without cause on January 15, 2020 and received severance payments and benefits under the Executive Severance Plan valued at approximately $2,687,402 as of such date, including cash severance, acceleration of RSA awards and continuation of benefits, which he was entitled to as an executive vice president whose employment is terminated by the Company without cause, subject to the terms and conditions of the Executive Severance Plan. See footnote 8 below for further information related to the treatment of Mr. Sparks’ unvested PSU awards, which amounts are not reflected in the severance payments and benefits received by Mr. Sparks as of such date.

(7)

Under our Executive Severance Plan, whether or not in connection with a change in control, upon a termination by the Company without cause or by the NEO for good reason, Messrs. Dell’Orto, Mayfield, Morey and Sparks would each have been entitled to receive a cash severance amount equal to 2.0x the sum of his annual base salary and average annual bonus for the most recent two fiscal years. Under our STIP, upon a termination due to death or disability, Messrs. Dell’Orto, Mayfield, Morey and Sparks would each have been entitled to receive a prorated portion of his target bonus for the fiscal year of termination (assuming each NEO’s termination occurred on December 31, 2019, he would have been entitled to receive the full amount of his target bonus).

(8)

Under our Executive Severance Plan, a participant’s outstanding equity and equity-based awards will vest in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. Amounts represent the value of the acceleration of any unvested RSAs, PSUs and stock options, assuming the acceleration occurred on December 31, 2019 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2019 ($25.87). Pursuant to the terms of the applicable award agreements:

•

RSAs: If the NEO’s employment terminates (i) without cause or due to retirement, in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within twelve months following a change in control, all of the remaining unvested shares will become vested, or (iii) due to death or disability, a prorated amount of the shares will vest based on the actual days worked during the vesting period.

•

PSUs: If the NEO’s employment terminates (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked from the award grant date until the NEO’s employment termination date (and calculated based on actual performance through the end of the performance period) and (ii) without cause within 12 months following a change in control, the PSUs will vest based on actual performance through the end of the performance period and will not be prorated based on actual days worked during the performance period, provided that if the PSUs are not substituted or assumed following a change in control, then the PSUs will vest on the day immediately prior to the consummation of such change in control based on actual performance through such day. For purposes of the above table, we have assumed that the target level of performance will be achieved for all outstanding PSUs.

(9)

Under our Executive Severance Plan, whether or not in connection with a change in control, Messrs. Dell’Orto, Mayfield, Morey and Sparks would each have been entitled to receive a cash amount equal to the difference between the NEO’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following his termination date.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation under the 2017 Omnibus Incentive Plan or the Non-Employee Director Stock Plan as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,211,784	$22.07	5,495,914
Equity compensation plans not approved by security holders	--	--	--
Total	1,211,784	$22.07	5,495,914

(1)

In addition to shares issuable upon exercise of stock options, amount also includes 1,132,042 shares that may be issued upon settlement of RSAs and PSUs. The number of shares to be issued in respect of PSUs outstanding as of December 31, 2019 has been calculated based on the assumption that target levels of performance applicable to the PSUs would have been achieved. At December 31, 2019, our PSU TSR metric performance (i) for PSU awards granted in fiscal years 2017 and 2018 achieved a greater than target level and (ii) for PSU awards granted in fiscal year 2019 achieved a below threshold level.

(2)	The weighted-average exercise price of outstanding options relates solely to stock options, which are the only currently outstanding exercisable security.

PAY RATIO

The chart below sets forth the SEC’s required pay ratio and our supplemental pay ratio that factors in only our full-time corporate employees, which we believe facilitates comparison to our lodging REIT-based peer group. Both pay ratios are further explained below.

	2019 Median Employee Total Annual Compensation ($)	Pay Ratio
Required Pay Ratio (All Employees)	28,120	243:1
Supplemental Pay Ratio (Corporate Employees Only)	195,651	35:1

As of December 31, 2019, the date used to determine our median employee, Park had 756 worldwide employees (including full-time, part-time, temporary and seasonal employees). Of this amount –

•	662 employees are facility employees at our hotels or laundries, and

•	93 employees (excluding our Chief Executive Officer) are corporate employees at our corporate office.

Required Pay Ratio

The Required Pay Ratio compares the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee, as required by Regulation S-K under the Exchange Act.

As permitted by Regulation S-K, this ratio is based on a reasonable estimate. In identifying our median employee, we calculated annual total direct compensation of each employee as of December 31, 2019. Total direct compensation for these purposes included base salary, cash incentives, stock grants, commissions and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records. We did not apply any cost-of-living adjustments as part of the calculation. The same method was used to calculate our Required Pay Ratio in our 2019 proxy statement. The 2019 annual total compensation as determined under Regulation S-K for our median employee was $28,120. The 2019 annual total compensation as determined under Regulation S-K for our Chief Executive Officer was $6,824,939.

Supplemental Pay Ratio

We present a Supplemental Pay Ratio to assist stockholders in comparing Park to our 10-company lodging REIT-based peer group. We identified the median employee for purposes of our Supplemental Pay Ratio in the same way we identified the median employee for purposes of computing the Required Pay Ratio, except that the Supplemental Pay Ratio was based on only the 93 employees (excluding our Chief Executive Officer) that are corporate employees at our corporate office. This is the same method used to calculate our Supplemental Pay Ratio presented in our 2019 proxy statement. As background, we note the following:

•

At five of our hotels and at our three laundry facilities, Park is the employer company for the facility employees. At many other lodging REITs, we believe facility employees are employed by hotel management companies rather than the REIT itself.

•

For example, all of the companies in our lodging REIT-based peer group except one (Ryman Hospitality Properties) had significantly fewer total employees (as reported in their most recent Annual Reports on Forms 10-K): Apple Hospitality REIT, Inc. (67 employees), Chesapeake Lodging Trust (13) (based on 2018 Form 10-K), DiamondRock Hospitality Company (31), Host Hotels & Resorts, Inc. (175), LaSalle Hotel Properties (36) (based on 2017 Form 10-K), Pebblebrook Hotel Trust (58), RLJ Lodging Trust (87), Sunstone Hotel Investors, Inc. (47) and Xenia Hotels & Resorts, Inc. (48). Based on its 2019 Annual Report on Form 10-K, Ryman Hospitality Properties had 1,206 employees, which it said primarily includes full- and part-time employees employed by its Entertainment segment, which owns concert venues, a radio station, a golf course and other properties.

With this background in identifying the median employee for our Supplemental Pay Ratio, we included only our 93 full-time corporate employees (excluding our Chief Executive Officer). The annual total compensation as determined under Regulation S-K for our median full-time corporate employee (excluding our Chief Executive officer) was $195,651. The 2019 annual total compensation as determined under Regulation S-K for our Chief Executive Officer was $6,824,939.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2020. The Board recommends that the stockholders ratify this appointment.

In the event stockholders do not ratify this appointment, the Audit Committee will reconsider its selection, but still may determine that the appointment of Ernst & Young LLP is in the best interests of the Company and its stockholders. Even if the appointment of Ernst & Young LLP is ratified by stockholders, the Audit Committee, in its discretion, may appoint a different independent public accounting firm to act as the Company’s auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the 2020 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED

Under our by-laws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020 requires the affirmative vote of a majority of the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions will not be treated as votes cast “FOR” or “AGAINST” and therefore will have no impact on the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2020.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2019 financial statements, we entered into an agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP, the Company’s independent registered public accounting firm, will perform audit services for the Company. The following table sets forth the fees billed to the Company by Ernst & Young LLP in 2019 and 2018. The audit fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements:

	2019	2018
Audit fees (1)	$2,137,835	$1,876,761
Audit-related fees (2)	$4,485	$14,390
Tax fees (3)	$79,740	$151,600
All other fees	$--	$--

(1)

Audit fees include fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, the review procedures on the consolidated financial statements included in our Forms 10-Q, as well as the statutory audits of our international subsidiaries and other services related to SEC filings, including assistance with registration statements filed with the SEC, comfort letters and consents. The increase in Audit fees for the year ended December 31, 2019 as compared to such fees for the year ended December 31, 2018 is largely due to additional work performed in 2019 by Ernst & Young LLP in connection with our acquisition of Chesapeake. The Audit fees set forth in the table above for the year ended December 31, 2018 do not include $205,032 received by Ernst & Young for services, including the issuance of comfort letters, provided in connection with the secondary offering of our common stock by a former stockholder, as such fees were paid directly by such stockholder.
(2)

Audit-related fees include fees for services that are reasonably related to the performance of the audit or review of the Company’s annual consolidated financial statements and reports on internal control over financial reporting and are not reported under “—Audit Fees.” These services may include due diligence services related to acquisitions and divestitures, auditing work on proposed transactions and consultations regarding financial accounting or reporting standards. For 2019, audit-related fees included $4,485 for a subscription to Ernst & Young’s accounting standards and interpretive accounting guidance database.

(3)	Tax fees include tax advisory services, operating lease advisory services and other tax services.

AUDIT COMMITTEE POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence and the Audit Committee’s Charter, the Audit Committee has responsibility for engaging and preapproving all audit services to be provided to the Company by setting compensation for and reviewing the performance of the independent registered public accounting firm. The Audit Committee Charter requires it to preapprove all audit services to be provided to the Company. In exercising this responsibility, the Audit Committee approves all audit, audit-related and tax services provided by any independent registered public accounting firm prior to each engagement. Such pre-approvals are provided by the Audit Committee and relate to a particular category and are subject to a specified budget. Our Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services in-between Audit Committee meetings, with any such pre-approvals then communicated to the full Audit Committee during its next scheduled meeting.

All audit, audit-related, tax and other fees incurred in fiscal years 2019 and 2018 were approved by the Audit Committee or the Chair of the Audit Committee pursuant to the policy described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing and the SEC. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC.

Submitted by the Audit Committee

Christie B. Kelly (Chair)
Patricia M. Bedient
Thomas D. Eckert
Geoffrey M. Garrett
Senator Joseph I. Lieberman
Stephen I. Sadove

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Company by (i) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (ii) each of our directors, (iii) each of our named executive officers listed in the table entitled “2019 Summary Compensation Table” above and (iv) all of our directors and executive officers as a group. The percentage of beneficial ownership shown in the following table is based on 239,981,944 shares of common stock outstanding as of the close of business on March 2, 2020.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address for all persons named below is c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock

Beneficial holders of 5% or more of our common stock

The Vanguard Group, Inc.(1)	37,551,307	15.6%

BlackRock, Inc.(2)	36,804,902	15.3%

Cohen & Steers, Inc.(3)	29,214,629	12.2%

Directors and Named Executive Officers

Thomas J. Baltimore, Jr.	666,943	*

Patricia M. Bedient	25,374	*

Gordon M. Bethune	15,434	*

Thomas D. Eckert	28,459	*

Geoffrey M. Garrett	13,324	*

Christie B. Kelly	27,251	*

Sen. Joseph I. Lieberman	15,434	*

Thomas A. Natelli(4)	101,312	*

Timothy J. Naughton	26,714	*

Stephen I. Sadove	38,744	*

Sean M. Dell’Orto	229,535	*

Carl A. Mayfield	82,282	*

Thomas C. Morey	121,632	*

Matthew A. Sparks(5)	74,229	*

Directors and executive officers as a group (14 people)(6)	1,442,722	*

*	Represents less than 1%.
(1)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 11, 2020 by The Vanguard Group, Inc. The Vanguard Group, Inc. is the beneficial owner of 37,551,307 shares, of which it has sole voting power with respect to 374,693 shares, sole dispositive power with respect to 37,176,224 shares, shared voting power with respect to 283,332 and shared dispositive power over 375,083 shares of common stock. The address of The Vanguard Group as reported by it in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of 36,804,902 shares, of which it has sole voting power with respect to 31,941,194 shares and sole dispositive power with respect to 36,804,902 shares of common stock. The address of BlackRock, Inc. as reported by it in the Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(3)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 14, 2020 by Cohen & Steers, Inc. Cohen & Steers, Inc. is the beneficial owner of 29,214,629 shares, of which it has sole voting power with respect to 20,507,922 shares and sole dispositive power with respect to 29,214,629 shares of common stock. The address of Cohen & Steers, Inc. as reported by it in the Schedule 13G/A is 280 Park Avenue, 10th Floor, New York, NY 10017.

(4)

Includes 1,570 shares owned indirectly through The MJN 2011 Receiving Trust, 1,570 shares owned indirectly through The NTN 2011 Receiving Trust, 1,570 shares owned indirectly through The JCN 2011 Receiving Trust, 1,570 shares owned indirectly through The TAN 2011 Receiving Trust, 18,840 shares owned indirectly through a limited partnership (of which Mr. Natelli is a 50% owner and the president of the limited partnership’s general partner) and 12,560 shares owned indirectly through two limited liability companies (with each entity owning 6,280 shares and each of which Mr. Natelli is a 50% owner and managing member).

(5)	Based solely on information provided in a Form 4 filed with the SEC on February 27, 2020.
(6)	As Mr. Sparks was not an officer of the Company as of March 2, 2020, this amount excludes Mr. Sparks’ shares but includes shares held by another executive officer of the Company.

RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICY

We recognize that related-party transactions present a heightened risk of conflicts of interest and have adopted a written Related Person Transaction Policy to which all related-party transactions shall be subject. Pursuant to the policy, a “related person” (as defined as in Item 404(a) of Regulation S-K of the Exchange Act, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board (currently the Nominating and Corporate Governance Committee). If we become aware of an existing related person transaction that has not been approved under this policy, the transaction will be referred to our Board or a duly authorized committee of our Board (currently the Nominating and Corporate Governance Committee), which will evaluate all options available, including ratification, revision or termination of such transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement is furnished by the Board in connection with its solicitation of proxies for exercise at the 2020 annual meeting of stockholders that will take place on Friday, April 24, 2020 at 11:30 a.m., Eastern Time, at 1775 Tysons Blvd., Tysons, Virginia 22102, and any and all adjournments or postponements thereof. You are receiving these materials because you were a stockholder at the close of business on March 2, 2020, the record date, and are entitled to vote at the annual meeting. This Proxy Statement and our 2019 Annual Report, together with the form of Proxy Card or Voting Instruction Form (as applicable), are being mailed to stockholders beginning on or about March 12, 2020.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials over the Internet under the “notice and access” rules adopted by the SEC. As a result, on or about March 12, 2020, we mailed to many of our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?

Your Notice, Proxy Card or Voting Instruction Form (as applicable) will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available under the “Investors” tab of the Company’s website at www.pkhotelsandresorts.com starting on or about March 12, 2020.

Instead of receiving future copies of our Proxy Statement and Annual Reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Choosing to receive your proxy materials by email will save us the cost of printing and mailing documents to you and reduce the environmental impact of our annual meeting. Your election to receive future proxy materials by email will remain in effect until you revoke it.

How may I obtain a paper copy of the proxy materials?

Stockholders who receive the Notice will find instructions about how to obtain a paper copy of the proxy materials on the Notice. All stockholders of record who do not receive a Notice will receive a paper copy of the proxy materials by mail.

I share an address with another stockholder of the Company and we received only one paper copy of the proxy materials or Notice. How may I obtain an additional copy?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, proxy materials to multiple stockholders of the Company who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate Proxy Cards.

Upon written request, we will promptly deliver, free of charge, a separate copy of the Notice and, if applicable, the proxy materials to any stockholder of the Company at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders of record may send a request to Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Investor Relations; e-mail us with your request at ir@pkhotelsandresorts.com; or call us with your request at (571) 302-5757.

Additionally, stockholders who share the same address and receive multiple copies of the Notice or proxy material can request a single copy by contacting us at the address, email address or telephone number above. If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you may contact your brokerage firm, bank, broker-dealer or other nominee to request information about householding.

What does it mean if I receive more than one Notice, Proxy Card or Voting Instruction Form?

It generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices, Proxy Cards and Voting Instruction Forms that you receive.

ANNUAL MEETING & VOTING INFORMATION

What proposals will be voted on at the annual meeting? How does the Board recommend that I vote? What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non- Votes

Proposal 1: Election of Directors	For, Against or Abstain on each Nominee	FOR each Nominee	Majority of votes cast	No effect	No effect

Proposal 2: Advisory Vote to Approve Compensation of Named Executive Officers	For, Against or Abstain	FOR	Majority of votes cast	No effect	No effect

Proposal 3: Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for Fiscal Year 2020	For, Against or Abstain	FOR	Majority of votes cast	No effect	Brokers have discretion to vote

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the annual meeting, any proxies received by us will be voted in the discretion of the proxy holders.

How many votes must be present to hold the annual meeting?

Holders of a majority of our issued and outstanding shares entitled to vote at the annual meeting as of the March 2, 2020, the record date, must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the scheduled time of the meeting, the Chairman of the Board may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

On the record date, 239,981,944 shares of Park’s common stock were issued and outstanding and entitled to vote.

What shares can I vote?

Each share of Park common stock issued and outstanding as of the close of business on March 2, 2020, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted on at the annual meeting. You may vote all shares of Park common stock that you owned as of the record date, including shares held (i) directly in your name as the stockholder of record and (ii) for you as the beneficial owner through a broker, bank, trustee or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares beneficially through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially through a broker, bank or other nominee.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically or by telephone or to vote in person at the annual meeting.

•

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a Voting Instruction Form for you to use in directing the broker, bank or nominee regarding how to vote your shares.

May I attend the meeting?

All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted.

If you are the beneficial owner of our common stock then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the Voting Instruction Form provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

How do I vote?

•

Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Park common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of Park common stock of record.

•

Voting by Proxy for Shares Registered Directly in Your Name. If you are a stockholder of record, you may instruct the proxy holders named in the enclosed Proxy Card how to vote your shares of Park common stock by using the toll-free telephone number or the website listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage-paid envelope provided.

➣

Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying Proxy Card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on April 23, 2020. When you call, please have your Proxy Card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣

Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your Proxy Card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 23, 2020. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣

Vote by Mail. If you received printed proxy materials and would like to authorize a proxy to vote your shares by mail, mark, sign and date your Proxy Card and return in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on the Notice.

•

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the NYSE if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) is considered to be a “discretionary” item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1) and the vote on the compensation of our named executive officers (Proposal 2) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

May I revoke or change my vote after I have voted?

If you are a stockholder of record, you may revoke or change your proxy at any time before it is voted at the annual meeting by (i) submitting a revised proxy by Internet, telephone, or duly executed paper ballot after the date of the previously submitted proxy, (ii) attending the annual meeting and voting in person or (iii) delivering a signed notice of revocation of the Proxy Card to the Secretary of the Company at the following address: Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Corporate Secretary.

If you are a beneficial owner of shares, you may revoke or change your voting instructions by contacting your broker, bank or other nominee and following their instructions.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K within four business days following the annual meeting.

Whom should I call if I have questions or need assistance voting my shares?

Please call 571-302-5757 or email ir@pkhotelsandresorts.com if you have any questions in connection with voting your shares.

Who will bear the cost of soliciting votes for the annual meeting?

Park is making this solicitation and will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may solicit proxies in person, by mail, by telephone or by electronic communication, but they will not receive any additional compensation for these activities. We will, upon request, reimburse brokerage firms and other custodians, fiduciaries, and nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares of Park common stock. We have engaged the services of MacKenzie Partners, Inc., with respect to proxy soliciting matters at an expected cost of approximately $10,000, not including incidental expenses.

OTHER MATTERS

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2021 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102.

As a general rule, stockholders wishing to submit a proposal for the 2021 annual meeting of stockholders and have the proposal included in the proxy statement pursuant to Rule 14a-8(e) under the Exchange Act must submit the proposal not less than 120 days prior to the one-year anniversary of the release date of the proxy statement in connection with the 2020 annual meeting of stockholders, or November 12, 2020. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our by-laws permit stockholders to nominate directors and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the annual meeting of stockholders to be held in 2021, you must submit a timely notice in accordance with the procedures described in our by-laws. As a general rule, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or no earlier than December 25, 2020 or later than January 24, 2021 for consideration at the 2021 annual meeting of stockholders. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2021 annual meeting of stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2021 annual meeting pursuant to the proxy access provision of our by-laws, notice of such nomination and other required information must be received by our Company between October 13, 2020 and November 12, 2020. Our by-laws state that such notice and other required information must be received by the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

The mailing address of our principal executive offices is 1775 Tysons Blvd., 7th Floor, Tysons, VA 22101.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, or if you wish to request delivery of a copy of this Proxy Statement and the Annual Report, please contact (i) our Investor Relations Department by calling 571-302-5757 or emailing ir@pkhotelsandresorts.com, or writing to the Office of the Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102 if you are a record holder or (ii) your broker, bank or other nominee if you own your shares of Park common stock in street name.

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pkhotelsandresorts.com) and click on “Financial Information—SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Park Hotels & Resorts Inc.

1775 Tysons Blvd, 7th Floor

Tysons, VA 22102

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

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By Order of the Board of Directors,

Thomas C. Morey

General Counsel and Secretary

Financial Reporting Terms Annex

Pro-Forma Comparable Hotels

For purposes of this Proxy Statement, Pro-forma Comparable RevPAR means RevPAR (as defined below) of its pro-forma comparable hotels. The Company includes in pro-forma comparable hotels, for the fourth quarter of each applicable period, operating results from the 16 hotels acquired in the Chesapeake merger in September 2019 that remain in the portfolio as of December 31, 2019 and excludes the operating results from all hotels acquired in the Chesapeake merger for the first three quarters of each year discussed. Pro-forma comparable hotels also include the operating results for the Company’s legacy hotels that: (i) were active and operating since January 1st of the previous year, and (ii) have not sustained substantial property damage or business interruption, have not undergone large-scale capital projects and for which comparable results are not available. Due to the effects of business interruption from Hurricane Maria at the Caribe Hilton in Puerto Rico during the first half of 2019, the results from this property were excluded from pro-forma comparable hotels in 2019. Additionally, pro-forma comparable hotels also exclude the 12 consolidated hotels that were sold in January and February 2018, one consolidated hotel that was returned to the lessor after the expiration of the ground lease in December 2018, one hotel returned to the lessor upon early termination of the ground lease in December 2019, and seven consolidated hotels that were sold in 2019. Of the 55 hotels that are consolidated as of December 31, 2019, 54 hotels have been classified as pro-forma comparable hotels.

Revenue per Available Room / RevPAR

Revenue per Available Room (RevPAR) represents rooms revenue divided by the total number of room nights available to guests for a given period.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA Margin

Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”) reflects net income excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates.

Adjusted EBITDA is calculated as EBITDA, further adjusted to exclude: (i) gains or losses on sales of assets for both consolidated and unconsolidated investments; (ii) gains or losses on foreign currency transactions; (iii) transition expense related to the Company’s establishment as an independent, publicly-traded company; (iv) costs associated with hotel acquisitions or dispositions expensed during the period; (v) severance expense; (vi) share-based compensation expense; (vii) casualty gains or losses and impairment losses; and (vii) other items that management believes are not representative of the Company’s current or future operating performance.

Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, including both comparable and non-comparable hotels but excluding hotels owned by unconsolidated affiliates.

Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

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Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA is a non-GAAP financial measure that is calculated as Net Debt divided by Adjusted EBITDA. Net Debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.

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See “Compensation Discussion and Analysis —Compensation Framework –Short-Term Incentive –2019 Company Performance Objectives” for various adjustment made to these metrics as part of the Compensation Committee’s administration of the STIP in 2019.

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VOTE BY INTERNET - www.proxyvote.com
PARK HOTELS & RESORTS INC.	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 23, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
1775 TYSONS BLVD., 7TH FLOOR TYSONS, VA 22102	VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 23, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E91934-P33318	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PARK HOTELS & RESORTS INC.

The Board of Directors recommends you vote FOR the following proposals (each as further described in our Proxy Statement):

1.	Election of Directors		For	Against	Abstain

Nominees:
	1A	Thomas J. Baltimore, Jr.	☐	☐	☐

	1B	Gordon M. Bethune	☐	☐	☐

	1C	Patricia M. Bedient	☐	☐	☐

	1D	Thomas D. Eckert	☐	☐	☐

	1E	Geoffrey M. Garrett	☐	☐	☐

		For	Against	Abstain

1F	Christie B. Kelly	☐	☐	☐

1G	Sen. Joseph I. Lieberman	☐	☐	☐

1H	Thomas A. Natelli	☐	☐	☐

1I	Timothy J. Naughton	☐	☐	☐

1J	Stephen I. Sadove	☐	☐	☐

2.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E91935-P33318

PARK HOTELS & RESORTS INC.

Annual Meeting of Stockholders

April 24, 2020 11:30 AM ET

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas J. Baltimore, Jr. and Sean M. Dell’Orto, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, and in their discretion upon any other business that may properly come before the meeting (and any adjournment or postponement thereof), all of the shares of common stock of PARK HOTELS & RESORTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM ET on April 24, 2020, at 1775 Tysons Blvd., Tysons, Virginia 22102, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to Proposals 1 through 3, and in the discretion of the proxies with respect to any other business that may properly come before the meeting (and any adjournment or postponement thereof).

Continued and to be signed on reverse side